UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Safeguard Scientifics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAFEGUARD SCIENTIFICS, INC.

150 N. Radnor Chester Rd., Suite F-200

Radnor, PA 19087

[●], 2023

Dear Shareholder of Safeguard Scientifics, Inc.,

You are cordially invited to attend a special meeting of shareholders (the “special meeting”) of Safeguard Scientifics, Inc., a Pennsylvania corporation (“Safeguard,” the “Company,” “we”, “us” or “our”), to be held virtually at meetnow.global/MF922F5 on [●], 2023, at [●]:00 a.m. Eastern Time.

At the special meeting, you will be asked to consider and vote upon proposals to amend our Second Amended and Restated Articles of Incorporation, as amended (the “articles of incorporation”), to effect a reverse stock split of our common stock, par value $0.10 per share (the “Reverse Stock Split”), followed immediately by a forward stock split of our common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Stock Splits”), at a ratio (i) not less than 1-for-50 and not greater than 1-for-100, in the case of the Reverse Stock Split (the “Reverse Stock Split Ratio”), and (ii) not less than 50-for-1 and not greater than 100-for-1, in the case of the Forward Stock Split (the “Forward Stock Split Ratio” and, together with the Reverse Stock Split Ratio, the “Stock Split Ratios”), with the exact Stock Split Ratios to be set within the foregoing ranges at the discretion of our Board of Directors (the “Board”) (and, in all cases, with the Forward Stock Split Ratio being the inverse of the Reverse Stock Split Ratio), without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios or to elect not to effect the proposed Stock Splits (whether or not authorized by the shareholders) or to abandon the overall Transaction (as defined below) at any time (“Stock Split Proposals”). By asking you to consider and vote upon the Stock Split Proposals, we are effectively asking you to consider whether to authorize the Board to effect the overall Transaction and related adjustments to our management structure, as described below and in the accompanying proxy statement.

The primary purpose of the Stock Splits is to enable Safeguard to reduce the number of record holders of its common stock below 300, which is the level at or above which Safeguard is required to file public reports with the Securities and Exchange Commission (the “SEC”). As described in the accompanying proxy statement, the Board will consider various factors in determining the Stock Split Ratios; however, Safeguard believes that any Reverse Stock Split Ratio within the proposed range would reduce the number of record holders below 300. The Stock Splits are being undertaken as part of the Company’s plan to suspend its duty to file periodic and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As described in the accompanying proxy statement, the Board has determined that the costs of being a public reporting company outweigh the benefits thereof. The actions we would take to suspend, and events that occur as a result of such actions that would have the effect of suspending, our reporting obligations under the Exchange Act, also referred to as the “going dark” transaction, including effectuating the Stock Splits, delisting our common stock from trading on The Nasdaq Stock Market LLC, terminating the registration of our common stock under Sections 12(b) and 12(g) of the Exchange Act and suspending of our reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to as the “Transaction”.

We also plan to adjust our existing management structure in connection with the Transaction by reducing the size of the Board to two members and reorganizing our management to primarily use an external service provider, with our current executive officers and employees expected to provide limited consulting services to Safeguard on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction. If shareholders approve the Stock Split Proposals and we proceed with the Transaction, the size of the Board is expected to be reduced to two members from the current governance structure of Safeguard, to be determined by the Board upon the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, and there will be no standing committees of the Board. Each of such two directors is expected to serve on the Board for a term expiring at the 2024 annual meeting of shareholders and until such director’s successor is duly elected and qualified. In addition, starting from January 1, 2024, Eric Salzman, our current Chief Executive Officer, will no longer serve as our Chief Executive Officer and is expected to provide certain consulting services to Safeguard, on an as needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction. In addition, if shareholders approve the Stock Split Proposals and we proceed with the Transaction, starting from January 1, 2024, we expect to begin transitioning Safeguard’s general and administrative functions, including, but not limited to, overseeing the remaining ownership interests, monitoring any continued escrow amounts due to Safeguard and other contractual arrangements, maintaining Safeguard’s books and records, overseeing the process of shareholder distributions when and if proceeds from the monetization of our ownership interests are available and maintaining quarterly and annual shareholder communications, to an external management service provider to be selected by the Board, with our remaining officers and employees no longer maintaining their current positions, but instead providing consulting services to Safeguard, on an as needed basis on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction.

Historically, Safeguard has provided capital and relevant expertise to fuel the growth of technology-driven businesses. In January 2018, Safeguard ceased deploying capital into new opportunities in order to focus on supporting the existing ownership interests and maximizing monetization opportunities to enable returning value to shareholders. Since January 2018, Safeguard’s individual ownership interests have been reduced from over 25 entities to only six companies, four of which are expected to provide the majority of remaining exit proceeds. This monetization process resulted in satisfying all of Safeguard’s historical debt obligations, paying a $1.00 per share dividend in 2019, and repurchasing 5.3 million shares of our common stock through a combination of open market purchases and a tender offer. We have also reduced the operating costs of Safeguard since January 2018 and intend to reduce them further, after giving effect to the Transaction and related adjustments to our management structure, assuming shareholder approval of the Stock Split Proposals, in order to maximize distributions available to shareholders from proceeds, if any, from future monetization of remaining individual ownership interests.

As described in the accompanying proxy statement, our common stock is thinly traded. This affects our ability to raise capital from the public markets, effectively use our common stock as transaction consideration, attract interest from institutional investors or market analysts and otherwise enjoy the traditional benefits of being a publicly traded company. Despite the lack of these benefits, we incur all of the significant, direct and indirect, annual expenses associated with being a public company. We believe the level of expenditures required to maintain our public company status has become too burdensome in light of our strategy to monetize our remaining ownership interests and return the maximum value to our shareholders. Upon giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002, as well as the listing standards of any national securities exchange. We anticipate annual cost savings of approximately $1.5 million in cash and a reduction in annual stock based compensation of approximately $1.2 million after effecting the Transaction and related adjustments to our management structure, primarily as a result of a potential reduction in: (i) professional fees of accountants associated with the audit process, (ii) insurance premiums for our directors’ and officers’ liability insurance, (iii) Board and employee related expenses, as well as (iv) legal, printing, and other miscellaneous costs associated with being a publicly traded company. Please note, however, that these projected annual cost savings and reduction in stock based compensation are only estimates and our savings and reduction in stock based compensation could be higher or lower than $1.5 million and $1.2 million, respectively.

Consistent with our strategy to return value to shareholders, we contemplate declaring a dividend during the quarter ending December 31, 2023, subject to the Board approval, using Safeguard’s excess cash that represents cash on hand less the amounts required to be retained to support Safeguard’s operations, satisfy its liabilities and pay costs of the Stock Splits and overall Transaction.

We also believe that the Transaction will not impact Safeguard’s federal tax status or the availability of the federal net operating loss carryforwards or other tax attributes.

While we currently intend to make our financial information, including our audited annual financial statements, available to our shareholders on a voluntary basis after giving effect to the Transaction, we are not required to do so by law and there is no assurance that even if we do make such information available immediately after giving effect to the Transaction that we would continue to do so in the future.

Even after giving effect to the Transaction, our corporate ethics standards will continue to reflect our commitment to integrity. Accordingly, our commitment to a high standard of accounting practices and regulatory compliance will remain. In addition, despite no longer being an SEC reporting company, Safeguard will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an over-the-counter market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading. Furthermore, after giving effect to the Transaction and as necessary to maintain Safeguard’s suspension of its SEC reporting obligations, Safeguard reserves the right to take additional actions that may be permitted under Pennsylvania law, including effectuating further reverse stock splits.

If the Stock Split Proposals are approved by our shareholders at the special meeting and the Board decides to proceed with the Stock Splits, it will then determine the Stock Split Ratios and direct Safeguard to file with the Pennsylvania Department of State articles of amendment to our articles of incorporation to effectuate the Stock Splits, which would likely occur immediately following the public announcement of the Stock Split Ratios chosen by the Board, at which date (the “effective time”) a shareholder of record owning immediately prior to the effective time fewer than a minimum number of shares, which, depending on the Stock Split Ratios chosen by the Board, would be between 50 and 100 (the “Minimum Number”), would be entitled to a fraction of a share of common stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of common stock, on the basis of $1.65, without interest (the “Cash Payment”), for each share of common stock held by such holder (the “Cashed Out Shareholders”) immediately prior to effective time and the Cashed Out Shareholders would no longer be shareholders of Safeguard. Shareholders of record owning at least the Minimum Number of shares immediately prior to the effective time (the “Continuing Shareholders”) would not be paid cash in lieu of any fraction of a share of common stock such Continuing Shareholders may be entitled to receive upon the Reverse Stock Split and, upon the Forward Stock Split, the shares of common stock (including any fraction of a share of common stock) held by such Continuing Shareholders after the Reverse Stock Split will be reclassified into the same number of shares of common stock as such Continuing Shareholders held immediately prior to the effective time. As a result of the Forward Stock Split, the total number of shares of Safeguard’s common stock held by a Continuing Shareholder would not change due to the Stock Splits. At the special meeting, you will also be asked to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal.

After careful consideration, the Board determined (by a unanimous vote) that effecting the Stock Splits and the overall Transaction is in the best interests of Safeguard’s shareholders and the specific terms of the Stock Splits are fair to both the unaffiliated Cashed Out Shareholders and the unaffiliated Continuing Shareholders.

The Board recommends (by a unanimous vote) that you vote “FOR” each of the Stock Split Proposals and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal. The accompanying proxy statement and its annexes explain such amendments, the Stock Splits and the overall Transaction and provide specific information about the special meeting. Please read these materials carefully.

THE TRANSACTION (INCLUDING THE STOCK SPLITS) HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION (INCLUDING THE STOCK SPLITS) OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT, INCLUDING THE PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Your vote is important. Whether or not you plan to attend the special meeting, we urge you to please vote by proxy as soon as possible. If you do attend the special meeting virtually and desire to vote in person, you may do so, even though you have previously voted by proxy.

We thank you for your ongoing support. Your prompt attention would be greatly appreciated.

Sincerely,

Eric C. Salzman, Chief Executive Officer

SAFEGUARD SCIENTIFICS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Safeguard Shareholder:

You are invited to attend the Special Meeting of Shareholders of Safeguard Scientifics, Inc. This special meeting will be conducted solely as a virtual meeting over the Internet. You will be able to attend our special meeting via live webcast by visiting: meetnow.global/MF922F5 and entering the control number included in: (i) the Notice of Internet availability of our proxy materials or (ii) other proxy materials that will be mailed to shareholders on or about [●], 2023. Please see the “Questions and Answers About the Special Meeting and the Stock Splits to Effect the Transaction” section below for detailed instructions regarding the agenda of, and attendance at, this special meeting.

v

DATE AND TIME:	[●], 2023, [●]:00 a.m. Eastern Time.
PLACE:	To be held virtually at meetnow.global/MF922F5.
RECORD DATE:	Only shareholders of record as of the close of business on [●], 2023 are entitled to the notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.
ITEMS OF BUSINESS:

1.    To consider and vote upon a proposal to amend our Second Amended and Restated Articles of Incorporation, as amended (the “articles of incorporation”), to effect a reverse stock split of our common stock, par value $0.10 per share (the “Reverse Stock Split”), at a ratio not less than 1-for-50 and not greater than 1-for-100 (the “Reverse Stock Split Ratio”), with the exact Reverse Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Reverse Stock Split immediately following the public announcement of the Reverse Stock Split Ratio or to elect not to effect the Reverse Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction (as defined below) at any time (the “Reverse Stock Split Proposal”).

2.    To consider and vote upon a proposal to amend our articles of incorporation to effect, immediately after the Reverse Stock Split, a forward stock split of our common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Stock Splits”), at a ratio not less than 50-for-1 and not greater than 100-for-1 (the “Forward Stock Split Ratio” and, together with the Reverse Stock Split Ratio, the “Stock Split Ratios”), with the exact Forward Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Forward Stock Split immediately following the public announcement of the Forward Stock Split Ratio or to elect not to effect the Forward Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction at any time (the “Forward Stock Split Proposal,” and together with the Reverse Stock Split Proposal, the “Stock Split Proposals”).

As a result of the Stock Splits:

•         a shareholder of record owning fewer than a minimum number of shares, which, depending on the Stock Split Ratios chosen by the Board, would be between 50 and 100 (the “Minimum Number”) immediately prior to the effective time of the Reverse Stock Split (the “effective time”) will only be entitled to a fraction of a share of common stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of common stock, on the basis of $1.65, without interest, for each share of common stock held by such holder immediately prior to the effective time; and

•         a shareholder of record owning at least the Minimum Number of shares immediately prior to the effective time will not be paid cash in lieu of any fraction of a share of common stock such holder may be entitled to receive upon the Reverse Stock Split and, upon the Forward Stock Split, the shares of common stock (including any fraction of a share of common stock) held by such holder after the Reverse Stock Split will be reclassified into the same number of shares of common stock as such holder held immediately prior to the Reverse Stock Split.

Copies of the proposed form of amendments to our articles of incorporation are attached as Annex A and Annex B to the accompanying proxy statement.

The primary purpose of the Stock Splits is to enable Safeguard to reduce the number of record holders of its common stock below 300, which is the level at or above which we are required to file public reports with the SEC. The Board will consider various factors in determining the Stock Split Ratios; however, we believe that any Reverse Stock Split Ratio within the proposed range would reduce the number of record holders below 300. The Stock Splits are being undertaken as part of our plan to suspend Safeguard’s duty to file periodic and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As described in this proxy statement, the Board has determined that the costs of being a public reporting company outweigh the benefits thereof. The actions we would take to suspend, and events that occur as a result of such actions that would have the effect of suspending, our reporting obligations under the Exchange Act, also referred to as the “going dark” transaction, including effectuating the Stock Splits, delisting our common stock from trading on The Nasdaq Stock Market LLC (“Nasdaq”), terminating the registration of our common stock under Sections 12(b) and 12(g) of the Exchange Act and suspending of our reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to herein as the “Transaction.” By asking you to consider and vote upon the Stock Split Proposals, we are effectively asking you to consider whether to authorize the Board to effect the overall Transaction and related adjustments to our management structure, as described in the accompanying proxy statement.

3.     To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal.

YOUR VOTE IS IMPORTANT TO US

The accompanying proxy statement contains important information, including a description of the business that will be acted upon at the special meeting, voting procedures, and documentation required to attend the meeting. We encourage you to read the proxy statement and (i) vote by proxy over the Internet or by telephone or (ii) if you received paper copies of the proxy materials by mail, vote by following the instructions on the proxy card or voting instruction form. Voting over the Internet or by telephone or completing and returning a proxy card or voting instruction form will ensure your representation at our virtual special meeting, regardless of whether you plan to attend the virtual special meeting.

[●], 2023	By Order of the Board of Directors,

G. Matthew Barnard, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [●], 2023

The Notice of Special Meeting and the Proxy Statement are available at

www.envisionreports.com/SFE-SPC.

TABLE OF CONTENTS

Escheat Laws	47
Regulatory Approvals	47
Litigation	47
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	48
INFORMATION ABOUT THE COMPANY	49
Market Price of Common Stock	49
Dividends	49
Shareholders	49
The Filing Person	49
Stock Purchases by Filing Person	49
Directors and Executive Officers	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
FINANCIAL INFORMATION	55
Summary Historical Financial Information	55
Pro Forma Consolidated Financial Statements (Unaudited)	57
PROPOSAL ONE: REVERSE STOCK SPLIT PROPOSAL	61
PROPOSAL TWO: FORWARD STOCK SPLIT PROPOSAL	62
PROPOSAL THREE: APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING TO THE EXTENT THERE ARE INSUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE REVERSE STOCK SPLIT PROPOSAL OR FORWARD STOCK SPLIT PROPOSAL	63
WHERE YOU CAN FIND MORE INFORMATION	64
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	65
SHAREHOLDER PROPOSALS	66

ANNEX A	A-1

ANNEX B	B-1

SAFEGUARD SCIENTIFICS, INC.

150 N. Radnor Chester Rd., Suite F-200

Radnor, PA 19087

PROXY STATEMENT FOR

SPECIAL MEETING OF SHAREHOLDERS

[●], 2023

___________

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Safeguard Scientifics, Inc. (“Safeguard,” the “Company,” “we,” “us,” “our”) for the Special Meeting of Shareholders and any adjournments or postponements of the special meeting, for the purpose of considering and acting upon the matters specified in the Notice of Special Meeting of Shareholders and in this proxy statement. The following summary highlights information contained elsewhere in this proxy statement but does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

Meeting:	Special Meeting of Shareholders

Meeting Location:	To be held virtually via live webcast at: meetnow.global/MF922F5

Time and Date:	[●]:00 a.m. Eastern Time on [●], 2023

Record Date:	[●], 2023

Shares of Common Stock Outstanding as of Record Date:	[●], 2023

Stock Exchange / Stock Symbol:	The NASDAQ Stock Market, LLC / SFE

Registrar &Transfer Agent:	Computershare Trust Company, N.A. / 1-800-736-3001
www.computershare.com/investor

State /Year of Incorporation:	Pennsylvania / 1953

Website:	www.safeguard.com

Notice and Access Availability of Proxy Materials

On or about [●], 2023, we will furnish this proxy statement and related proxy materials over the Internet to our shareholders under the notice and access rules of the Securities and Exchange Commission (“SEC”). Most of our shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) in the mail or electronically instead of a paper copy of this proxy statement, a proxy card or voting instruction form. The Notice contains instructions on how to access our proxy materials and vote over the Internet and how shareholders can receive a paper copy of the materials, including this proxy statement, a proxy card or voting instruction form. The Notice is not itself a proxy card and should not be returned with voting instructions. Shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. Shareholders who have previously requested delivery of proxy materials electronically will not receive the Notice and will instead receive an electronic notification with instructions for accessing the proxy materials.

Proposals to be Voted On
Proposal	Board Recommendation
1. Adoption of the Articles of Amendment to our Second Amended and Restated Articles of Incorporation, as amended (the “articles of incorporation”), to effect a reverse stock split (the “Reverse Stock Split”) of our common stock at a ratio not less than 1-for-50 and not greater than 1-for-100 (the “Reverse Stock Split Ratio”), with the exact Reverse Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Reverse Stock Split immediately following the public announcement of the Reverse Stock Split Ratio or to elect not to effect the Reverse Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction (as defined below) at any time (the “Reverse Stock Split Proposal”).	“FOR” the Reverse Stock Split Proposal
2. Adoption of the Articles of Amendment to our articles of incorporation to effect, immediately after the Reverse Stock Split, a forward stock split (the “Forward Stock Split” and together with the Reverse Stock Split, the “Stock Splits”) of our common stock at a ratio not less than 50-for-1 and not greater than 100-for-1 (the “Forward Stock Split Ratio” and, together with the Reverse Stock Split Ratio, the “Stock Split Ratios”), with the exact Forward Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Forward Stock Split immediately following the public announcement of the Forward Stock Split Ratio or to elect not to effect the Forward Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction at any time (the “Forward Stock Split Proposal” and together with the Reverse Stock Split Proposal, the “Stock Split Proposals”).	“FOR” the Forward Stock Split Proposal

As a result of the Stock Splits:

•      a shareholder of record owning fewer than a minimum number of shares, which, depending on the Stock Split Ratios chosen by the Board, would be between 50 and 100 (the “Minimum Number”) immediately prior to the effective time of the Reverse Stock Split (the “effective time”) will only be entitled to a fraction of a share of common stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of common stock, on the basis of $1.65, without interest, for each share of common stock held by such holder immediately prior to the effective time; and

•      a shareholder of record owning at least the Minimum Number of shares immediately prior to the effective time will not be paid cash in lieu of any fraction of a share of common stock such holder may be entitled to receive upon the Reverse Stock Split and, upon the Forward Stock Split, the shares of common stock (including any fraction of a share of common stock) held by such holder after the Reverse Stock Split will be reclassified into the same number of shares of common stock as such holder held immediately prior to the Reverse Stock Split.

Copies of the proposed form of amendments to our articles of incorporation are attached as Annex A and Annex B to the accompanying proxy statement.

The primary purpose of the Stock Splits is to enable Safeguard to reduce the number of record holders of its common stock below 300, which is the level at or above which we are required to file public reports with the SEC. The Board will consider various factors in determining the Stock Split Ratios; however, we believe that any Reverse Stock Split Ratio within the proposed range would reduce the number of record holders below 300. The Stock Splits are being undertaken as part of our plan to suspend Safeguard’s duty to file periodic and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As described in this proxy statement, the Board has determined that the costs of being a public reporting company outweigh the benefits thereof. The actions we would take to suspend, and events that occur as a result of such actions that would have the effect of suspending, our reporting obligations under the Exchange Act, also referred to as the “going dark” transaction, including effectuating the Stock Splits, delisting our common stock from trading on The Nasdaq Stock Market LLC (“Nasdaq”), terminating the registration of our common stock under Sections 12(b) and 12(g) of the Exchange Act and suspending of our reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to herein as the “Transaction.”

3. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal (the “Adjournment Proposal”).	“FOR” the Adjournment Proposal

Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, we will not effect either the Reverse Stock Split or the Forward Stock Split unless the Reverse Stock Split Proposal and the Forward Stock Split Proposal are each approved by shareholders. Additionally, even if approved by the shareholders, the Board, in its discretion, may determine not to proceed with the Stock Splits or the Transaction.

Upon giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as well as the listing standards of any national securities exchange. We anticipate annual cost savings of approximately $1.5 million in cash and a reduction in annual stock based compensation of approximately $1.2 million after effecting the Transaction and related adjustments to our management structure described below, primarily as a result of a potential reduction in: (i) professional fees of accountants associated with the audit process, (ii) insurance premiums for our directors’ and officers’ liability insurance, (iii) Board and employee related expenses, as well as (iv) legal, printing, and other miscellaneous costs associated with being a publicly traded company. Please note, however, that these projected annual cost savings and reduction in stock based compensation are only estimates and our savings and reduction in stock based compensation could be higher or lower than $1.5 million and $1.2 million, respectively. See “Cautionary Statement Regarding Forward-Looking Statements.”

We plan to adjust our existing management structure in connection with the Transaction by reducing the size of the Board to two members and reorganizing our management to primarily use an external service provider, with our current executive officers and employees expected to provide limited consulting services to Safeguard on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction. If shareholders approve the Stock Split Proposals and we proceed with the Transaction, the size of the Board is expected to be reduced to two members from the current governance structure of Safeguard, to be determined by the Board upon the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, and there will be no standing committees of the Board. Each of such two directors is expected to serve on the Board for a term expiring at the 2024 annual meeting of shareholders and until such director’s successor is duly elected and qualified. In addition, starting from January 1, 2024, Eric Salzman, our current Chief Executive Officer, will no longer serve as our Chief Executive Officer and is expected to provide certain consulting services to Safeguard, on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction. In addition, if shareholders approve the Stock Split Proposals and we proceed with the Transaction, starting from January 1, 2024, we expect to begin transitioning Safeguard’s general and administrative functions, including, but not limited to, overseeing the remaining ownership interests, monitoring any continued escrow amounts due to Safeguard and other contractual arrangements, maintaining Safeguard’s books and records, overseeing the process of shareholder distributions when and if proceeds from the monetization of our ownership interests are available and maintaining quarterly and annual shareholder communications, to an external management service provider to be selected by the Board, with our remaining officers and employees no longer maintaining their current positions, but instead providing consulting services to Safeguard, on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction.

Even after giving effect to the Transaction, our corporate ethics standards will continue to reflect our commitment to integrity. Accordingly, our commitment to a high standard of accounting practices and regulatory compliance will remain. In addition, despite no longer being an SEC reporting company, Safeguard will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an over-the-counter market (an “OTC market”), if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

SUMMARY TERM SHEET

The following summary term sheet, together with the Questions and Answers section that follows, highlights certain information about the Stock Splits and other aspects of the Transaction, but may not contain all of the information that is important to you. For a more complete description of the Stock Splits and other aspects of the Transaction, we urge you to carefully read this proxy statement and all of its annexes before you vote. For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.

The Stock Splits and the Transaction

•	Our Board, comprised solely of independent directors, unanimously approved, subject to shareholder approval and subsequent final approval of the exact Stock Split Ratios by the Board in its discretion, the Transaction, including articles of amendment to our articles of incorporation to effect the Stock Splits as part of the plan to suspend our duty to file periodic and current reports and other information with the SEC under the Exchange Act and to delist our common stock from Nasdaq. The actions we would take to suspend, and events that occur as a result of such actions that would have the effect of suspending, our reporting obligations under the Exchange Act, also referred to as the “going dark” transaction, including effectuating the Stock Splits, delisting our common stock from trading on Nasdaq, terminating the registration of our common stock under Sections 12(b) and 12(g) of the Exchange Act and suspending of our reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to as the “Transaction”.

•	The Stock Splits will be at a ratio (i) not less than 1-for-50 and not greater than 1-for-100, in the case of the Reverse Stock Split, and (ii) not less than 50-for-1 and not greater than 100-for-1, in the case of the Forward Stock Split, with the exact Stock Split Ratios to be set within the foregoing ranges at the discretion of our Board (and, in all cases, with the Forward Stock Split Ratio being the inverse of the Reverse Stock Split Ratio), without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios or to elect to abandon the proposed Stock Splits or the overall Transaction (whether or not authorized by the shareholders) at any time.

•	Shareholders of record owning fewer than the Minimum Number of shares of common stock immediately prior to the effective time of the Reverse Stock Split, whom we refer to as the “Cashed Out Shareholders,” and who will only be entitled to a fraction of a share of common stock upon the effectiveness of the Reverse Stock Split, will be paid cash, in lieu of such fraction of a share of common stock, on the basis of $1.65, without interest, for each share of common stock held immediately prior to the effective time of the Reverse Stock Split, and they will no longer be shareholders of Safeguard.

•	Shareholders of record who own at least the Minimum Number of shares common stock immediately prior to the effective time of the Reverse Stock Split, whom we refer to as the “Continuing Shareholders,” will not receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. The Forward Stock Split that will immediately follow the Reverse Stock Split will reclassify whole shares and fractional shares held by the Continuing Shareholders after the Reverse Stock Split back into the same number of shares of common stock they held immediately before the effective time. As a result, the total number of shares of common stock held by a Continuing Shareholder will not change, but their ownership percentage will increase.

•	Although amendments to our articles of incorporation to effect each of the Reverse Stock Split and the Forward Stock Split will be voted on separately, we will not effect either the Reverse Stock Split or the Forward Stock Split unless the proposals to approve both amendments are each approved by shareholders. Even if the proposals are approved by our shareholders, the Board may still determine that it is no longer in the best interests of Safeguard or our shareholders to proceed with the Stock Splits or the Transaction.

See “Discussion and Special Factors—Effects of the Transaction (including the Stock Splits)” beginning on page [●] and “—Fairness of the Stock Splits to Effect the Transaction” beginning on page [●].

Purpose of and Reasons for the Stock Splits and the Transaction

The primary purpose of the Stock Splits is to enable Safeguard to reduce the number of record holders of its common stock below 300, which is the level at or above which Safeguard is required to file public reports with the SEC. If the Board determines to proceed with the Transaction, it will determine the Stock Split Ratios after the special meeting, however Safeguard believes that any Reverse Stock Split ratio within the proposed range would reduce the number of record holders below 300. The Stock Splits are being undertaken as part of the plan to suspend our duty to file periodic and current reports and other information with the SEC under the Exchange Act. After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of any national securities exchange. Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

The Board has determined that the costs of being a public reporting company outweigh the benefits thereof and, thus, it is no longer in the best interests of our shareholders, including our unaffiliated shareholders (consisting of shareholders other than our executive officers, directors and shareholders who beneficially own more than 10% of our outstanding common stock, which we refer to as “10% shareholders”), for us to remain a public reporting company. The Stock Splits, along with the other actions constituting the Transaction, are intended to make us a non-SEC reporting company.

Our principal reasons for the Transaction (including the proposed Stock Splits) are as follows:

•	The low volume of trading limits our common stock’s liquidity. This affects our ability to raise capital from the public markets, effectively use our common stock as transaction consideration, attract interest from institutional investors or market analysts and otherwise enjoy the traditional benefits of being a publicly traded company. Despite the lack of these benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

•	We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company with shares of our common stock listed on Nasdaq. We believe the level of expenditures required to maintain our public company status has become too burdensome in light of our strategy to monetize our remaining ownership interests, continue to reduce our operating costs, and return the maximum value to our shareholders. Our general and administrative expenses consist primarily of employee compensation, stock based compensation, insurance, and professional services. For the year ended December 31, 2022 and six months ended June 30, 2023, we incurred approximately $4.8 million and $2.4 million, respectively, of general and administrative expenses to oversee the monetization of our individual ownership interests. We believe the remaining ownership interests could require up to two years, or longer, to be monetized. Upon giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002, as well as the listing standards of any national securities exchange. We anticipate annual cost savings of approximately $1.5 million in cash and a reduction in annual stock based compensation of approximately $1.2 million after effecting the Transaction and related adjustments to our management structure, primarily as a result of a potential reduction in: (i) professional fees of accountants associated with the audit process, (ii) insurance premiums for our directors’ and officers’ liability insurance, (iii) Board and employee related expenses, as well as (iv) legal, printing, and other miscellaneous costs associated with being a publicly traded company. We believe that these annual cost savings and a reduction in annual stock based compensation will result in a significant reduction in our operating costs. See “Financial Information—Pro Forma Consolidated Financial Statements (Unaudited)” for a discussion of the potential impact of effecting the Transaction and implementing related adjustments to our management structure. Please note, however, that these projected annual cost savings and reduction in stock based compensation are only estimates and our savings and reduction in stock based compensation could be higher or lower than $1.5 million and $1.2 million, respectively. See “Cautionary Statement Regarding Forward-Looking Statements.”

•	Our shareholders of record holding fewer than the Minimum Number of shares of common stock, who represent a disproportionately large number of our record holders (but only approximately 0.034% and 0.016% of our outstanding shares, in the case of shareholders of record holding fewer than 100 shares and 50 shares, respectively) will receive a premium in cash over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

Even after giving effect to the Transaction, our corporate ethics standards will continue to reflect our commitment to integrity. Accordingly, our commitment to a high standard of accounting practices and regulatory compliance will remain. In addition, despite no longer being an SEC reporting company, Safeguard will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

See “Discussion and Special Factors—Purpose of and Reasons for the Stock Splits and the Transaction” beginning on page [●].

Effects of the Transaction (including the Stock Splits)

As a result of the Transaction (including the Stock Splits):

•	We expect to reduce the number of our shareholders of record below 300, which, after taking additional steps and the occurrence of certain events described in this proxy statement, will allow us to cease the registration of our shares of common stock under the Exchange Act. Furthermore, after giving effect to the Transaction and as necessary to maintain Safeguard’s suspension of its SEC reporting obligations, we reserve the right to take additional actions that may be permitted under Pennsylvania law, including effectuating further reverse stock splits.

•	We will no longer be subject to any reporting requirements under the Exchange Act or those required by the listing standards of a national securities exchange, the provisions of the Sarbanes-Oxley Act or the rules of the SEC applicable to SEC reporting companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC.

•	Our officers, directors and 10% shareholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits in our shares of common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•	We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•	Our shares of common stock will cease to be listed on Nasdaq and we do not intend to list them on any other national securities exchange. Any trading in our common stock after the Transaction and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

•	Shareholders of record holding fewer than the Minimum Number of shares of our common stock immediately prior to the effective time of the Reverse Stock Split, who will only be entitled to a fraction of a share of common stock upon the Reverse Stock Split, will be paid cash in lieu of such fraction of a share of common stock on the basis of $1.65, without interest (the “Cash Payment”), for each share of our common stock they hold immediately prior to the effective time of the Reverse Stock Split, will no longer have any ownership interest in us, and will cease to participate in potential appreciation in the value of our common stock or our future distributions to shareholders, if any.

•	Shareholders of record holding at least the Minimum Number of shares of our common stock immediately prior to the effective time of the Reverse Stock Split will not receive any payment for any fractional share of common stock they receive as a result of the Reverse Stock Split and, immediately following the Stock Splits, will continue to hold the same number of shares as before the Stock Splits.

•	Options evidencing rights to purchase shares of our common stock would be unaffected by the Transaction because such options will, after the Transaction, be exercisable into the same number of shares of our common stock as they were before the Transaction.

•	Restricted stock or restricted stock unit grants would be unaffected by the Transaction because such restricted stock or restricted stock unit grants will, after the Transaction, represent the right, upon vesting, to receive the same number of shares of our common stock as they were before the Transaction.

•	Since our obligation to file periodic and other reports with the SEC will be suspended after giving effect to the Transaction, we will no longer be required to publicly file audited financial statements, information about executive compensation and other information about us and our business, operations and financial performance. We intend to continue to prepare quarterly business updates and audited annual financial statements. While we currently intend to make such financial information available to our shareholders on a voluntary basis after giving effect to the Transaction, we are not required to do so by law and there is no assurance that even if we do make such information available immediately after giving effect to the Transaction that we would continue to do so in the future. Nonetheless, Continuing Shareholders will have significantly less information about Safeguard and our business, operations, and financial performance than they have currently. We will continue to hold shareholder meetings as required under Pennsylvania law, including annual meetings, or to take actions by written consent of our shareholders in lieu of meetings as permitted under and in conformity with applicable Pennsylvania law.

•	At the effective time of the Stock Splits, the ownership percentage of our shares of common stock held by those of our directors, executive officers and 10% shareholders who will be Continuing Shareholders (see “Discussion and Special Factors—Interests of Officers, Directors, and 10% Shareholders” beginning on page [●]) is expected to increase at the same rate as the ownership percentage of all the other Continuing Shareholders, as a result of the reduction of the number of shares of common stock outstanding. However, the ownership percentage and the reduction in the number of shares outstanding following the Stock Splits may increase or decrease depending on purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective time of the Stock Splits and the number of “street name” shares that are actually cashed out in the Stock Splits.

•	There will be no differences between the respective rights, such as dividend, voting, liquidation or other rights, preferences or limitations of our common stock prior to the Stock Splits and our common stock after the Stock Splits.

See “Discussion and Special Factors—Effects of the Transaction Effects of the Transaction (including the Stock Splits)” beginning on page [●], “Discussion and Special Factors—Fairness of the Stock Splits to Effect the Transaction” beginning on page [●], and “Discussion and Special Factors—Interests of Officers, Directors, and 10% Shareholders” beginning on page [●].

Board of Directors Recommendations Regarding the Transaction

The Board considered whether the Transaction, including the Stock Splits, was in the best interests of our shareholders, including our unaffiliated shareholders. In that regard, the Board considered the purposes of and certain alternatives to the Stock Splits as a method to achieve the Transaction (see “Discussion and Special Factors—Alternatives to the Stock Splits to Effect the Transaction” beginning on page [●]), the related advantages and disadvantages to our unaffiliated shareholders of the Stock Splits and the overall Transaction, and the fairness of the terms of the Stock Splits both to unaffiliated Cashed Out Shareholders and to unaffiliated Continuing Shareholders. On September 30, 2023, the Board determined (by unanimous vote) that the overall Transaction, including the specific terms of the Stock Splits, is fair to, and in the best interests of, our shareholders, including all unaffiliated shareholders of Safeguard, and approved effecting the Transaction via the Stock Splits.

The Board consists of Ross D. DeMont, Russell D. Glass, Joseph M. Manko, Jr. and Beth S. Michelson. Each of such directors also serves as a member of the Audit Committee of the Board, is independent within the meaning of Nasdaq listing standards and Rule 10A-3(b) of the Exchange Act and satisfies the categorical independence standards contained in our Corporate Governance Guidelines.

See “Discussion and Special Factors—Fairness of the Stock Splits to Effect the Transaction” beginning on page [●].

Reservation of Rights

Subject to its compliance with Pennsylvania law and the federal proxy rules, the Board reserves the right to change the terms of the Stock Splits and the overall Transaction, including the Stock Split ratios and the amount of the Cash Payment, to the extent it believes it is necessary or desirable in order to accomplish our goal of staying below 300 record holders. The Board may also abandon the proposed Stock Splits or the overall Transaction at any time prior to its completion, whether prior to or following the special meeting, if it believes either the Stock Splits or the overall Transaction is no longer in the best interests of Safeguard or its shareholders.

Following the special meeting, the Board will need to evaluate updated ownership data impacting the various Stock Split Ratios so that it can determine the aggregate costs of the Stock Splits within the range of Stock Split Ratios before choosing a Stock Split Ratio. Depending on the number of shareholders of record owning fewer than the Minimum Number of shares, the Board may abandon the Stock Splits if the Stock Splits become too costly. The Board may also abandon the overall Transaction at any time (even if the Stock Splits are effected) if the Board believes that it is no longer in the best interests of Safeguard or its shareholders.

Subject to the Board’s ability to abandon the proposed Stock Splits and the overall Transaction, the Board intends to determine the Stock Split Ratios and effect the Stock Splits as soon as reasonably practicable after the Stock Splits are approved by our shareholders. Furthermore, after giving effect to the Transaction and as necessary to maintain our suspension of its SEC reporting obligations, Safeguard reserves the right to take additional actions that may be permitted under Pennsylvania law, including effectuating further reverse stock splits.

See “Discussion and Special Factors—Background of the Stock Splits to Effect the Transaction” beginning on page [●], “Discussion and Special Factors—Fairness of the Stock Splits to Effect the Transaction” beginning on page [●], and “Discussion and Special Factors—Termination of Transaction” beginning on page [●].

Fairness of the Stock Splits to Effect the Transaction

The Board fully considered and reviewed the terms, purpose, effects, disadvantages and alternatives to the Stock Splits to effect the Transaction, and determined (by unanimous vote) that the Transaction taken as a whole, including the specific terms of the Stock Splits, is procedurally and substantively fair to, and in the best interests of, the unaffiliated Cashed Out Shareholders as well as the unaffiliated Continuing Shareholders.

The Board considered a number of factors in reaching its determination, noting in particular, in addition to the factors listed below in “Discussion and Special Factors—Fairness of the Stock Splits to Effect the Transaction” beginning on page [●] that:

•	the limited trading volume and liquidity of our shares of common stock and the effect of enabling our smallest shareholders of record (those holding fewer than the Minimum Number of shares), who represent a disproportionately large number of our record holders (but only approximately 0.034% and 0.016% of our outstanding shares in the case of shareholders of record holding fewer than 100 shares and 50 shares, respectively), to receive a premium in cash over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

•	the small effect of the proposed transaction on the relative voting power of Continuing Shareholders;

•	our business is expected to continue following the Transaction (including the Stock Splits) substantially as presently conducted, but our management structure will be adjusted to provide potential additional cost savings for Safeguard, as discussed in this proxy statement;

•	our affiliated shareholders, including our directors and executive officers and 10% shareholders, will be treated, in connection with the Stock Splits, no differently than unaffiliated shareholders, including unaffiliated Cashed Out Shareholders and unaffiliated Continuing Shareholders; and

•	financial analyses reviewed by the Board in connection with the Board’s evaluation of the Stock Splits, including the Cash Payment.

See “Discussion and Special Factors—Fairness of the Stock Splits to Effect the Transaction” beginning on page [●].

Interests of Officers, Directors, and 10% Shareholders

Upon the effectiveness of the Stock Splits, the aggregate number of shares of our common stock owned by our directors, executive officers and 10% shareholders will not increase. The ownership percentage of our shares of common stock held by those of our directors, executive officers and 10% shareholders who will be Continuing Shareholders is expected to increase at the same rate as the ownership percentage of all the other Continuing Shareholders, as a result of the reduction of the number of shares of common stock outstanding. However, the ownership percentage and the reduction in the number of shares outstanding following the Stock Splits may increase or decrease depending on purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective time of the Stock Splits and the number of “street name” shares that are actually cashed out in the Stock Splits.

See “Discussion and Special Factors—Interests of Officers, Directors, and 10% Shareholders” beginning on page [●] and “Discussion and Special Factors—Management Following the Transaction” beginning on page [●].

Vote Required for Approval of the Stock Splits and the Adjournment Proposal at the Special Meeting

The presence of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the special meeting. Abstentions are treated as present at our special meeting for purposes of establishing a quorum, but “non-votes” will not be counted as present for purposes of determining whether a quorum is present at the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, we encourage you to promptly contact your broker, bank or other nominee to obtain information on how to vote your shares.

Your broker, bank or other nominee will not vote your shares on any of the proposals at the special meeting without instruction from you because they are not allowed to exercise their voting discretion with respect to any proposals that are considered non-routine. All proposals at this special meeting are non-routine, and, if you hold your shares in “street name” and do not provide your broker, bank or other nominee with specific instructions regarding how to vote on any proposal, your broker, bank or other nominee will not be permitted to vote your shares on any proposal at the special meeting, resulting in a “non-vote” for each proposal. Please note that if you want your vote to be counted on the Stock Splits and the Adjournment Proposal, you must instruct your bank, broker or other nominee how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

In the event a quorum is not present at the special meeting and such meeting is adjourned to a later date at least fifteen days after the initial date of the special meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required for the approval of the Reverse Stock Split Proposal, the Forward Stock Split Proposal and the Adjournment Proposal.

Abstentions will not be counted for the purpose of determining the number of votes cast at the special meeting and will have no effect on the outcome of such vote.

As of September 26, 2023, approximately 9.3% and 12.7% of the issued and outstanding shares of our common stock was held, directly or indirectly, by our directors and executive officers and 10% shareholders, respectively. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them “FOR” the Stock Split Proposals and “FOR” the Adjournment Proposal.

Treatment of Beneficial Holders (Shareholders Holding Shares in “Street Name”)

If you hold fewer than the Minimum Number of shares of our common stock in “street name”, your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. You are considered the beneficial owner of these shares. Pursuant to the SEC rules and regulations, we intend to treat each bank, broker or other nominee as one shareholder of record. These banks, brokers and other nominees may have different procedures for processing the Stock Splits. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold at least the Minimum Number, or more than the Minimum Number, of shares of our common stock in the aggregate. Therefore, depending upon their procedures, your bank, broker or other nominee may not be obligated to treat the Reverse Stock Split or the Forward Stock Split as affecting beneficial owners’ shares.

If you hold an account with fewer than the Minimum Number of shares of our common stock in “street name” and want to ensure that your shares are cashed out, we encourage you to promptly contact your bank, broker or other nominee to change the manner in which your shares are held from “street name” into a record holder account in your own name so that you will be a record owner of the shares and could receive the Cash Payment for your fractional shares.

See “Discussion and Special Factors—Effects of the Transaction Effects of the Transaction (including the Stock Splits)” beginning on page [●].

Determination of Shareholders of Record

In determining whether the number of our shareholders of record of our common stock is below 300 for regulatory purposes, we will count shareholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including Safeguard, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of shares. Based on information available to us, as of September 26, 2023, there were approximately 390 holders of record of shares of common stock (with 297 registered and 93 through the Depository Trust Company (“DTC”)).

See “Discussion and Special Factors—Effects of the Transaction Effects of the Transaction (including the Stock Splits)” beginning on page [●].

Effectiveness of the Stock Splits

We anticipate that the Stock Splits will be effected as soon as reasonably practicable after the date of the special meeting, although the Board has reserved the right not to proceed with the Stock Splits or any other actions with respect to the Transaction if it believes it is no longer in the best interests of our shareholders. Following the special meeting, the Board will need to evaluate updated ownership data impacting the various Stock Split Ratios so that it can determine the aggregate costs of the Stock Splits within the range of Stock Split Ratios before choosing a Stock Split Ratio. Depending on the number of shareholders owning fewer than the Minimum Number of shares, the Board may abandon the Stock Splits if the Stock Splits become too costly. The Board may also determine to abandon the overall Transaction.

Some of our shareholders of record hold their shares in book-entry form, which means that those shareholders do not have stock certificates evidencing their ownership of common stock. Accordingly, each such Cashed Out Shareholder will receive a check by mail at such Cashed Out Shareholder’s registered address as soon as practicable after the effective time. By signing and cashing this check, the Cashed Out Shareholder will warrant that the Cashed Out Shareholder owns the shares for which the cash payment was received.

Certain of our shares of common stock are held in certificated form. Cashed Out Shareholders of record who hold shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the effective time of the Reverse Stock Split that will contain the necessary materials and instructions on how such shareholder should surrender his, her or its certificates, if any, representing shares of our common stock to the transfer agent and receive the cash payments. Please do not turn in your stock certificates at this time.

See “Discussion and Special Factors—Effective Date” on page [●].

Financing for the Transaction

Since we do not know how many record holders of our common stock will be Cashed Out Shareholders, we do not know the exact cost of the Stock Splits. However, based on information that we have received as of September 26, 2023 from our transfer agent, as well our estimates of other expenses relating to the Stock Splits and the overall Transaction, we believe that the total cash requirement of the Stock Splits and overall Transaction will be approximately $1.2 million, if the Minimum Number were 75, which is the approximate midpoint within the proposed range of Stock Split Ratios. This amount includes approximately $10,000, if the Minimum Number is 75, needed to cash out fractional shares as a result of the Stock Splits, and approximately $1.2 million of legal, accounting, severance and other costs to effect the Transaction. However, this total amount, which is for illustrative purposes only, could be larger or smaller depending on, among other things, the Reverse Stock Split Ratio the Board chooses, the number of persons owning fewer than the Minimum Number immediately prior to the effective time and the number of fractional shares that will be outstanding after the Stock Splits as a result of purchases, sales and other transfers of our shares of common stock by our shareholders. If the Board determines that the total cash requirement of the Transaction is prohibitively expensive, including as a result of subsequent trading activity, it may abandon the Stock Splits as well as the overall Transaction even if approved by our shareholders.

We expect to pay the Cash Payment to the Cashed Out Shareholders and the costs relating to the Stock Splits and the overall Transaction from cash on hand

See “Discussion and Special Factors -Source of Funds and Expenses” beginning on page [●].

Recent Market Prices of our Common Stock

The closing prices of our common stock on October 4, 2023, the last trading day before the public announcement of the approval of the Transaction by the Board, and on the record date, were $1.01 per share and $[●] per share, respectively.

See “Information About the Company—Market Price of Common Stock” beginning on page [●].

No Appraisal or Dissenters’ Rights

Under Pennsylvania law, our articles of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our shareholders who vote against (or abstain from voting on) the Stock Splits.

Material Federal Income Tax Consequences

Generally, a Cashed Out Shareholder that is a U.S. holder (as defined below) who receives cash in lieu of a fractional share of common stock as a result of the Reverse Stock Split will recognize a capital gain or loss for United States federal income tax purposes. A Continuing Shareholder who does not receive cash for a fractional share as a result of the Reverse Stock Split generally will not recognize any gain or loss for United States federal income tax purposes.

See “Discussion and Special Factors—Material Federal Income Tax Consequences” beginning on page [●].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
THE STOCK SPLITS TO EFFECT THE TRANSACTION

Following are some commonly asked questions that may be raised by our shareholders and answers to each of those questions.

The Special Meeting

Why am I receiving these materials?

The Board has made these proxy materials available to you in connection with the special meeting, which will take place on [●], 2023, at [●]:00 a.m., Eastern Time, virtually via live webcast at: meetnow.global/MF922F5. As a shareholder, you are invited to attend the special meeting virtually and are entitled to and requested to vote on the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you under rules promulgated by the SEC. This information is intended to assist you in voting your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the full set of proxy materials?

In accordance with SEC rules, we are providing our shareholders of record at the close of business on [●], 2023 with access to the proxy materials over the Internet for our special meeting. We believe that this process expedites receipt of the proxy materials by our shareholders, reduces the cost of our special meeting and conserves natural resources. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote online. The Notice is not itself a proxy card and should not be returned with voting instructions. As described in the Notice, you will not receive a printed copy of our special meeting proxy materials (including a proxy card) unless you specifically request paper copies or have previously asked to receive paper copies. You may request printed copies of our proxy materials free of charge by following the instructions contained in the Notice. For shareholders who have previously elected delivery of our proxy materials electronically, those shareholders should receive an email containing a link to the website where those materials are available.

How can I attend the special meeting?

The special meeting will be conducted solely as a virtual meeting over the Internet. You will be able to attend our special meeting via live webcast at: meetnow.global/MF922F5. You are entitled to attend our special meeting only if you were a Safeguard shareholder as of the close of business on [●], 2023, or if you hold a valid proxy for our special meeting.

To participate in the special meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance using the instructions below.

The meeting will begin promptly at [●]:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time.

How do I register to attend the special meeting virtually on the Internet?

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register in advance to attend the special meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received to attend the special meeting.

If you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the special meeting virtually on the Internet.

To register in advance to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Safeguard holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [●], 2023.

You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed as follows:

By email: Forward the email from your broker, or attach an image of your legal proxy, to: legalproxy@computershare.com

By mail:

Computershare
Safeguard Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

What if I have technical problems accessing the special meeting virtually?

The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call in the U.S. & Canada: 1-888-724-2416 or 1-781-575-2748.

How many shares must be present to hold the special meeting?

The presence of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the purposes of the special meeting. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by mail or that are represented at our virtual special meeting. Abstentions are treated as present at our special meeting for purposes of establishing a quorum, but “non-votes” will not be counted as present for purposes of determining whether a quorum is present at the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, we encourage you to promptly contact your broker, bank or other nominee to obtain information on how to vote your shares.

If a quorum is not present, we expect to adjourn our special meeting until we obtain a quorum. In the event a quorum is not present at the special meeting and such meeting is adjourned to a later date at least fifteen days after the initial date of the special meeting, then those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matters to be considered.

Who can vote on the matters to be presented for a vote at the special meeting?

You are entitled to vote your shares of common stock on the matters to be presented for a vote at our special meeting and any adjournments or postponements that may take place if you were a shareholder at the close of business on [●], 2023, the record date for our special meeting. On the record date, we had [●] shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our special meeting.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. By voting before our special meeting by Internet, by telephone or by submitting a proxy card, you will have granted your voting proxy to Safeguard and your shares will be voted as you have instructed. You also may cast your vote directly by voting at our special meeting.

Beneficial Owner. If your shares are held in “street name” (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares. You have the right to direct your broker or other nominee with respect to how to vote your shares, which you can do by Internet, by telephone or by voting instruction form (depending on the voting procedures of your broker or other nominee) before our special meeting. You also are invited to attend, and may vote at, our special meeting.

 How do I vote my shares?

You are encouraged to vote prior to our special meeting to ensure that your shares will be represented. If you are a shareholder of record, you have three ways to vote prior to our special meeting:

By Internet or smartphone (24 hours a day)	Go to www.envisionreports.com/SFE-SPC or scan the QR code on your Notice or proxy card with your smartphone
By telephone (24 hours a day)	Shareholders who live in the United States or Canada may call 1-800-652-8683
By mail	If you received proxy materials by mail, you may vote by completing, signing and returning a properly executed and dated proxy card that was sent to you.

You also may vote at our special meeting. If you vote by Internet or by telephone, or wish to attend and/or vote at our special meeting, you will need to use the control number provided in your Notice or other proxy materials you received.

If you hold your shares through a broker or other nominee, please follow the directions provided to you by your broker or other nominee; your ability to vote over the Internet or by telephone depends on the voting procedures of your broker or other nominee. Beneficial owners also may attend and vote at our special meeting, but will need to register in advance of the special meeting in accordance with the above instructions under “How do I register to attend the special meeting virtually on the Internet?”

What am I being asked to vote on at the special meeting?

Our shareholders will consider and vote upon proposals to amend our articles of incorporation to effect the Reverse Stock Split of our shares of common stock, followed immediately by the Forward Stock Split of our shares of common stock, at a ratio of (i) not less than 1-for-50 and not greater than 1-for-100, in the case of the Reverse Stock Split, and (ii) not less than 50-for-1 and not greater than 100-for-1, in the case of the Forward Stock Split, with the exact Stock Split Ratios to be set within the foregoing ranges at the discretion of our Board (and, in all cases, with the Forward Stock Split Ratio being the inverse of the Reverse Stock Split Ratio), without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios or to elect to abandon the proposed Stock Splits or the overall Transaction (whether or not authorized by the shareholders) at any time.

Shareholders whose shares are converted into less than one share of our common stock as a result of the Reverse Stock Split (meaning they own fewer than the Minimum Number of shares of our common stock immediately prior to the effective time of the Reverse Stock Split, which is the time that the articles of amendment to our articles of incorporation to effect the Reverse Stock Split are filed with the Pennsylvania Department of State) will receive cash in lieu of such fraction of a share on the basis of $1.65, without interest, for each share of our common stock held by them immediately before the Reverse Stock Split.

Shareholders who own at least the Minimum Number of shares of our common stock immediately prior to the effective time of the Reverse Stock Split will not receive cash in lieu of any fraction of a share and will continue to own the same number of shares of our common stock after the completion of the Stock Splits. Although the Reverse Stock Split and the Forward Stock Split will be voted on separately, we will not effect either the Reverse Stock Split or the Forward Stock Split unless the proposals to approve the Reverse Stock Split and the Forward Stock Split are each approved by our shareholders.

Our shareholders will also consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal.

How does Safeguard’s Board recommend I vote and what vote is required for the approval of each proposal to be voted on?

Proposal	Board Recommendation	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed
1. Adoption of the articles of amendment to our articles of incorporation to effect the Reverse Stock Split of our common stock at a ratio not less than 1-for-50 and not greater than 1-for-100 (the “Reverse Stock Split Ratio”), with the exact Reverse Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Reverse Stock Split immediately following the public announcement of the Reverse Stock Split Ratio or to elect not to effect the Reverse Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction at any time.	“FOR” the Reverse Stock Split Proposal	Affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.	No effect – not counted as a “vote cast”	No
2. Adoption of the articles of amendment to our articles of incorporation to effect, immediately after the Reverse Stock Split, the Forward Stock Split of our common stock at a ratio not less than 50-for-1 and not greater than 100-for-1 (the “Forward Stock Split Ratio”), with the exact Forward Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Forward Stock Split immediately following the public announcement of the Forward Stock Split Ratio or to elect not to effect the Forward Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction at any time.	“FOR” the Forward Stock Split Proposal	Affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.	No effect – not counted as a “vote cast”	No
3. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal.	“FOR” the Adjournment Proposal	Affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.	No effect – not counted as a “vote cast”	No

Unless a contrary choice is specified, proxies solicited by our Board will be voted “FOR” each of the other proposals referenced above.

Are there other matters to be voted on at the special meeting?

We do not know of any matters that may come before the special meeting other than as discussed in this proxy statement. If any other matters are properly presented at the special meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on the matter.

Who will serve as proxies for the special meeting?

In soliciting your proxy, our Board is asking you to give your proxy to Mark Herndon, our Chief Financial Officer, and G. Matthew Barnard, our General Counsel and Corporate Secretary. Giving your proxy to Messrs. Herndon and Barnard means that you authorize Mr. Herndon, Mr. Barnard, either of them or their duly appointed substitutes to vote your shares at our special meeting in accordance with your instructions. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If you elect to grant us your proxy and do not specifically instruct otherwise, you are authorizing the proxy holders to vote your shares in accordance with their discretion and at the instruction of the Board.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of the Board by Safeguard’s directors and certain of its executive officers by telephone, electronic mail, Internet, other electronic means and personal solicitation by our directors and certain executive officers (who will receive no additional compensation for such solicitation activities).

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by Safeguard. Solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

Where can I find the voting results of the special meeting?

You can find the official results of the voting at our special meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after our special meeting. If the official results are not available at that time, we will provide preliminary voting results in a Current Report on Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

What do I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy and/or change your vote at any time prior to the closing of the polls at our special meeting by:

•	Re-voting by telephone or by Internet (only your latest vote will be counted);

•	Signing another proxy card with a later date and delivering it to us before our special meeting (again, only your latest vote will be counted);

•	Sending written notice to our Corporate Secretary (which must be received at our corporate headquarters no later than 5:00 p.m. Eastern Time on [●], 2023) stating that you would like to revoke (that is, cancel) your proxy; or

•	Voting at our special meeting before the polls close.

If you are a beneficial owner of shares held in “street name”, you may submit new voting instructions by following the instructions provided by your bank, broker or other nominee. You also may vote at the special meeting, but you will need to register in advance of the special meeting in accordance with the above instructions under “How do I register to attend the special meeting virtually on the Internet?”

What is Safeguard’s Internet address?

Our Internet website address is https://www.safeguard.com. You can access this proxy statement on our website at www.safeguard.com/proxy. Safeguard’s filings with the SEC are available free of charge via a link from this address. The information contained on our website or connected thereto is not intended to be incorporated by reference into this proxy statement. All references to our website address are intended to be inactive textual references only.

What is “householding” and how does it affect me?

If you and other residents at your mailing address are the beneficial owner of shares held in “street name”, you may receive only one paper copy of our proxy materials or Notice, as applicable, unless you have provided contrary instructions. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. If you would like to receive a separate set of proxy materials or Notice in the future, please request the additional copy by contacting your bank, broker or other nominee. If you wish to receive a separate set of proxy materials or Notice now, please request the additional copy by contacting (or if you would like to revoke your consent for receiving such “householded” materials, please contact) Broadridge Financial Solutions, Inc.:

By Internet:	www.proxyvote.com
By telephone:	1-800-579-1639
By email:	sendmaterial@proxyvote.com

If you request a separate set of proxy materials or Notice by email, please be sure to include your control number in the subject line. A separate set of proxy materials or Notice will be sent promptly following receipt of your request.

The Transaction, Including the Stock Splits

What is the purpose of the Stock Splits?

The primary purpose of the Stock Splits is to enable Safeguard to reduce the number of record holders of its common stock below 300, which is the level at or above which we are required to file public reports with the SEC. If the Board determines to proceed with the Transaction, it will determine the Stock Split Ratios after the special meeting; however, we believe that any Reverse Stock Split Ratio within the proposed range would reduce the number of record holders below 300. The Stock Splits are being undertaken as part of our plan to suspend Safeguard’s duty to file periodic and current reports and other information with the SEC under the Exchange Act. As described in this proxy statement, the Board has determined that the costs of being a public reporting company outweigh the benefits thereof. After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of any national securities exchange. In addition to being delisted from Nasdaq, we do not intend to list our common stock on any other national securities exchange. Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

Our principal reasons for the Transaction (including the proposed Stock Splits) are as follows:

•	The low volume of trading limits our common stock’s liquidity. This affects our ability to raise capital from the public markets, effectively use our common stock as transaction consideration, attract interest from institutional investors or market analysts and otherwise enjoy the traditional benefits of being a publicly traded company. Despite the lack of these benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

•	We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company with shares of our common stock listed on Nasdaq. We believe the level of expenditures required to maintain our public company status has become too burdensome in light of our strategy to monetize our remaining ownership interests, continue to reduce our operating costs, and return the maximum value to our shareholders. Our general and administrative expenses consist primarily of employee compensation, stock based compensation, insurance, and professional services. For the year ended December 31, 2022 and six months ended June 30, 2023, we incurred approximately $4.8 million and $2.4 million, respectively, of general and administrative expenses to oversee the monetization of our individual ownership interests. We believe the remaining ownership interests could require up to two years, or longer, to be monetized. Upon giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002, as well as the listing standards of any national securities exchange. We anticipate annual cost savings of approximately $1.5 million in cash and a reduction in annual stock based compensation of approximately $1.2 million after effecting the Transaction and related adjustments to our management structure, primarily as a result of a potential reduction in: (i) professional fees of accountants associated with the audit process, (ii) insurance premiums for our directors’ and officers’ liability insurance, (iii) Board and employee related expenses, as well as (iv) legal, printing, and other miscellaneous costs associated with being a publicly traded company. We believe that these annual cost savings and a reduction in annual stock based compensation will result in a significant reduction in our operating costs. See “Financial Information—Pro Forma Consolidated Financial Statements (Unaudited)” for a discussion of the potential impact of effecting the Transaction and implementing related adjustments to our management structure. Please note, however, that these projected annual cost savings and reduction in stock based compensation are only estimates and our savings and reduction in stock based compensation could be higher or lower than $1.5 million and $1.2 million, respectively. See “Cautionary Statement Regarding Forward-Looking Statements.”

•	Our shareholders of record holding fewer than the Minimum Number of shares of common stock, who represent a disproportionately large number of our record holders (but only approximately 0.034% and 0.016% of our outstanding shares, in the case of shareholders of record holding fewer than 100 shares and 50 shares, respectively) will receive a premium in cash over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

Even after giving effect to the Transaction, our corporate ethics standards will continue to reflect our commitment to integrity. Accordingly, our commitment to a high standard of accounting practices and regulatory compliance will remain. In addition, despite no longer being an SEC reporting company, Safeguard will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

What is the effect of the Transaction?

After giving effect to the Transaction, we will no longer have to file annual, quarterly and other reports with the SEC, and our executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. In addition, we will delist our common stock from Nasdaq and we will no longer be subject to its rules. Any trading in our common stock after the Transaction will only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading. In addition, after the effective time of the Stock Splits, Cashed Out Shareholders will no longer have a continuing interest as shareholders of Safeguard and will not share in any future increase in the value of Safeguard, if any.

What will shareholders of record receive in the Stock Splits to effect the Transaction?

If you are a shareholder of record and own fewer than the Minimum Number of shares of our common stock immediately prior to the effective time of the Reverse Stock Split, you will receive $1.65 in cash, without interest, from us for each pre-Reverse Stock Split share that you own (subject to any applicable U.S. federal, state and local withholding tax). If you are a shareholder of record and own at least the Minimum Number of shares of our common stock immediately prior to the effective time of the Reverse Stock Split, you will not receive any Cash Payment for your shares in connection with the Stock Splits and will continue to hold immediately following the Stock Splits the same number of shares of our common stock as you held before the Stock Splits.

Do our directors, executive officers and 10% shareholders have an interest in the Stock Splits and the overall Transaction?

As of September 26, 2023, approximately 9.3% and 12.7% of the issued and outstanding shares of our common stock was held by our directors and executive officers and 10% shareholders, respectively. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them “FOR” the Stock Split Proposals and “FOR” the Adjournment Proposal.

Upon the effective time of the Stock Splits, the aggregate number of shares of our common stock owned by our directors, executive officers and 10% shareholders will not increase and the ownership percentage of the shares of our voting stock held by those of our directors, executive officers and 10% shareholders who will be Continuing Shareholders will increase at the same rate as the ownership percentage of all the other Continuing Shareholders, as a result of the reduction of the number of shares of our common stock outstanding.

In addition, certain members of the Board and management were awarded restricted stock or restricted stock unit grants that entitle them to shares of our common stock upon vesting. Restricted stock or restricted stock unit grants would be unaffected by the Transaction because such restricted stock or restricted stock unit grants will, after the Transaction, represent the right, upon vesting, to receive the same number of shares of our common stock as they were before the Transaction.

None of our directors, executive officers or 10% shareholders has any interest, direct or indirect, in the Stock Splits, other than interests arising from (i) the ownership of shares of our common stock, where those directors, executive officers or 10% shareholders receive no extra or special benefit from the Transaction that is not shared on a pro rata basis by all other holders of our common stock, (ii) the ownership of restricted stock or restricted stock unit grants relating to the right to receive shares of our common stock upon the vesting of these grants, which will not be affected by the Stock Splits, (iii) severance arrangements, or (iv) potential arrangements related to the planned adjusted management structure of Safeguard.

Please see “Discussion and Special Factors—Interests of Executive Officers, Directors and 10% Shareholders” and “Discussion and Special Factors—Management Following the Transaction” for a further description of these interests.

Why is Safeguard proposing to carry out a Forward Stock Split following the Reverse Stock Split?

The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of common stock and to deregister our shares of common stock under Section 12(g) of the Exchange Act. However, we have determined that it is in the best interests of our shareholders to effect the Forward Stock Split to avoid the administrative burden and cost associated with cashing out fractional shares of Continuing Shareholders.

What if I hold fewer than the Minimum Number of shares of common stock and hold all of my shares in “street name”?

If you hold fewer than the Minimum Number of shares of our common stock in “street name”, your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. You are considered the beneficial owner of these shares. Pursuant to the SEC rules and regulations, we intend to treat each bank, broker or other nominee as one shareholder of record. These banks, brokers and other nominees may have different procedures for processing the Stock Splits. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold at least the Minimum Number, or more than the Minimum Number, of shares of our common stock in the aggregate. Therefore, depending upon their procedures, your bank, broker or other nominee may not be obligated to treat the Reverse Stock Split or the Forward Stock Split as affecting beneficial owners’ shares.

If you hold an account with fewer than the Minimum Number of shares of our common stock in “street name” and want to ensure that your shares are cashed out, we encourage you to promptly contact your bank, broker or other nominee to change the manner in which your shares are held from “street name” into a record holder account in your own name so that you will be a record owner of the shares and could receive the Cash Payment for your fractional shares.

For more information, see “Discussion and Special Factors—Effects of the Transactions (including the Stock Splits)—Illustrative Examples.”

What happens if I own a total of the Minimum Number or more shares of common stock beneficially, but I hold fewer than the Minimum Number of shares of record in my name and fewer than the Minimum Number of shares with my broker in “street name”?

We may not have the information to compare your holdings in two or more different brokerage firms. As a result, if you hold more than the Minimum Number of shares, you may nevertheless have your shares cashed out if you hold them in a combination of accounts in several brokerage firms. If you are in this situation and desire to remain a shareholder of Safeguard after the Stock Splits, we recommend that you combine your holdings in one brokerage account or become a record holder prior to the effective time of the Stock Splits. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the Minimum Number of shares in any one account. However, even if the Board determines to continue with the Stock Splits and the overall Transaction following the special meeting, because the Board will not determine the Minimum Number until after the special meeting and it is likely that such determination will only be publicly announced immediately prior to us effecting the Stock Splits, you would need to assume that the Minimum Number is 100 in order to ensure that you remain a Continuing Shareholder. To determine the effect of the Stock Splits on any shares you hold in “street name” (and possible payment of the cash consideration), we encourage you to promptly contact your broker, bank or other nominee. For more information, see “Discussion and Special Factors—Effects of the Transactions (including the Stock Splits)—Illustrative Examples.”

If I own fewer than the Minimum Number of shares of common stock, is there any way I can continue to be a shareholder of Safeguard after the Stock Splits?

If you own fewer than the Minimum Number of shares of our common stock before the Stock Splits, the only way you can continue to be a shareholder of Safeguard immediately after the Stock Splits is to purchase, prior to the effective time of the Stock Splits, sufficient additional shares to cause you to own the Minimum Number of shares at the effective time of the Stock Splits. However, even if the Board determines to continue with the Stock Splits and the overall Transaction following the special meeting, because the Board will not determine the Minimum Number until after the special meeting and it is likely that such determination will only be publicly announced immediately prior to us effecting the Stock Splits, you would need to assume that the Minimum Number is 100 in order to ensure that you remain a Continuing Shareholder. However, given the limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there is a risk that you may not be able to purchase sufficient shares to achieve or exceed the Minimum Number of shares. In this instance, you would no longer remain a shareholder after the effective time of the Stock Splits. For more information, see “Discussion and Special Factors—Effects of the Transactions (including the Stock Splits)—Illustrative Examples.”

If I own more than the Minimum Number of shares, will I continue to be a shareholder of Safeguard after the Stock Splits?

If you own more than the Minimum Number of shares of our common stock, which the Board will determine following the special meeting and will likely not be publicly announced until immediately prior to us effecting the Stock Splits, you will not receive any Cash Payment for your shares and will be a Continuing Shareholder of Safeguard. This means that, after giving effect to the Transaction, you will hold shares of a private company that is no longer required to file information with the SEC and whose shares will no longer trade on Nasdaq. Because of the possible limited liquidity for our common stock following the Transaction and the termination of our obligation to publicly disclose financial and other information, as a Continuing Shareholder, you may potentially experience a significant decrease in the value of your common stock. For more information, see “Discussion and Special Factors—Effects of the Transactions (including the Stock Splits)—Illustrative Examples.”

How many shares of common stock must I own in order to receive the Cash Payment for such shares as a result of the Stock Splits?

You can only receive cash for all of your shares if, prior to the effective time of the Reverse Stock Split, you own fewer than the Minimum Number of shares. If you attempt to reduce your ownership below the Minimum Number of shares, we cannot assure you that any purchaser for your shares will be available. Additionally, even if the Board determines to continue with the Stock Splits and the overall Transaction following the special meeting, because the Board will not determine the Minimum Number until after the special meeting and it is likely that such determination will only be publicly announced immediately prior to us effecting the Stock Splits, it will be difficult for you to know with any certainty whether you will own fewer than the Minimum Number of shares without assuming the Minimum Number is 50. For more information, see “Discussion and Special Factors—Effects of the Transactions (including the Stock Splits)—Illustrative Examples.”

What will happen if the Stock Splits are approved by our shareholders?

Assuming the Board determines that the proposed Stock Splits will result in us having fewer than 300 record holders of our common stock after the effective time of the Stock Splits, we intend to file applicable forms with the SEC to deregister our shares of common stock under the federal securities laws and to delist our shares from Nasdaq. Specifically, in connection with the Transaction, we intend to file a Form 25 to delist our common stock from Nasdaq, which will terminate the registration of our common stock under Section 12(b) of the Exchange Act ten days thereafter. On or around the tenth day following the Form 25 filing, we intend to file a Form 15 with the SEC certifying that we have less than 300 shareholders, which will terminate the registration of our common stock under Section 12(g) of the Exchange Act. After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% shareholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. Our duty to file periodic and current reports with the SEC will not be suspended with respect to the current fiscal year due to our existing registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”), including the Annual Report on Form 10-K for the fiscal year ending December 31, 2023. However, we intend to cease filing periodic and current reports required under the Exchange Act as soon as we are permitted to do so under applicable laws, rules and regulations.

After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of any national securities exchange. In addition, after the effective time of the Stock Splits, Cashed Out Shareholders will no longer have a continuing interest as shareholders of Safeguard and will not share in any future increase in the value of Safeguard. Our shares of common stock also would cease to be listed on Nasdaq and we do not intend to list them on any other national securities exchange. Any trading in our common stock after giving effect to the Transaction will only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

What will happen if the Stock Splits are not approved or the Stock Splits fail to reduce the number of record holders of our common stock to below 300?

In the event that the Stock Splits are not approved or the Stock Splits fail to reduce the number of record holders of our common stock to below 300 to allow us to terminate the registration of our common stock under the Exchange Act and take additional actions to effect the Transaction, we will evaluate appropriate adjustments to our management structure and explore all viable alternatives to the Stock Splits with a goal of returning value to our shareholders; however, we will continue to incur the costs associated with being a public company. Although our Board has not yet made any determination, it may authorize us to pursue alternative methods of effecting a going private transaction in order to reduce the costs associated with being a public company.

If the Stock Splits are approved by the shareholders, can the Board determine not to proceed with the Stock Splits or the overall Transaction?

Yes, if the Stock Splits are approved by the shareholders, the Board may determine not to proceed with the Stock Splits or the overall Transaction if it believes that proceeding with the Stock Splits or the overall Transaction is no longer in the best interests of the shareholders. For example, depending on the number of shareholders owning fewer than the Minimum Number of shares, the Board may abandon the Stock Splits, if the Stock Splits become too costly, or the overall Transaction at any time. In that event, we will evaluate appropriate adjustments to our management structure and explore all viable alternatives to the Stock Splits with a goal of returning value to our shareholders.

What are the federal income tax consequences of the Stock Splits to me?

If you are not subject to any special rules that may be applicable to you under federal tax laws, then generally, a Cashed Out Shareholder that is a U.S. holder (as defined below) that receives cash in lieu of a fractional share as a result of the Stock Splits will recognize a capital gain or loss for United States federal income tax purposes. Generally, a Cashed Out Shareholder that is a non-U.S. holder (as defined below) that receives cash in lieu of a fractional share as a result of the Stock Splits will not recognize any gain or loss for United States federal income tax purposes. A Continuing Shareholder who does not receive cash for a fractional share as a result of the Stock Splits will not recognize any gain or loss for United States federal income tax purposes. We urge you to consult with your personal tax advisor with regard to the tax consequences to you of the Stock Splits.

What is the total cost of the Stock Splits and the overall Transaction to Safeguard?

Since we do not know how many record holders of our common stock will be Cashed Out Shareholders, we do not know the exact cost of the Stock Splits. However, based on information that we have received as of September 26, 2023 from our transfer agent, as well our estimates of other expenses relating to the Stock Splits and the overall Transaction, we believe that the total cash requirement of the Stock Splits and overall Transaction will be approximately $1.2 million, if the Minimum Number were 75, which is the approximate midpoint within the proposed range of Stock Split Ratios. This amount includes approximately $10,000, if the Minimum Number is 75, needed to cash out fractional shares as a result of the Stock Splits, and approximately $1.2 million of legal, accounting, severance and other costs to effect the Transaction. However, this total amount, which is for illustrative purposes only, could be larger or smaller depending on, among other things, the Reverse Stock Split Ratio the Board chooses, the number of persons owning fewer than the Minimum Number immediately prior to the effective time and the number of fractional shares that will be outstanding after the Stock Splits as a result of purchases, sales and other transfers of our shares of common stock by our shareholders. If the Board determines that the total cash requirement of the Stock Splits is prohibitively expensive, including as a result of subsequent trading activity, it may abandon the Stock Splits or the overall Transaction even if approved by our shareholders.

Am I entitled to appraisal rights in connection with the Stock Splits?

No. Under Pennsylvania law, our articles of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our shareholders who vote against (or abstain from voting on) the Stock Split Proposals.

DISCUSSION AND SPECIAL FACTORS

The Stock Splits and the Transaction

Our Board, comprised solely of independent directors, unanimously approved, subject to shareholder approval and subsequent final approval of the exact Stock Split Ratios by the Board in its discretion, the Transaction, including articles of amendment to our articles of incorporation to effect the Stock Splits as part of the plan to suspend our duty to file periodic and current reports and other information with the SEC under the Exchange Act and to delist our common stock from Nasdaq. The actions we would take to suspend, and events that occur as a result of such actions that would have the effect of suspending, our reporting obligations under the Exchange Act, also referred to as the “going dark” transaction, including effectuating the Stock Splits, delisting our common stock from trading on Nasdaq, terminating the registration of our common stock under Sections 12(b) and 12(g) of the Exchange Act and suspending of our reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to as the “Transaction”.

The Stock Splits will be at a ratio (i) not less than 1-for-50 and not greater than 1-for-100, in the case of the Reverse Stock Split, and (ii) not less than 50-for-1 and not greater than 100-for-1, in the case of the Forward Stock Split, with the exact Stock Split Ratios to be set within the foregoing ranges at the discretion of our Board (and, in all cases, with the Forward Stock Split Ratio being the inverse of the Reverse Stock Split Ratio), without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios or to elect to abandon the proposed Stock Splits or the overall Transaction (whether or not authorized by the shareholders) at any time.

Shareholders of record owning fewer than the Minimum Number of shares of common stock immediately prior to the effective time of the Reverse Stock Split, whom we refer to as the “Cashed Out Shareholders,” and who will only be entitled to a fraction of a share of common stock upon the effectiveness of the Reverse Stock Split, will be paid cash, in lieu of such fraction of a share of common stock, on the basis of $1.65, without interest, for each share of common stock held immediately prior to the effective time of the Reverse Stock Split, and they will no longer be shareholders of Safeguard.

Shareholders of record who own at least the Minimum Number of shares common stock immediately prior to the effective time of the Reverse Stock Split, whom we refer to as the “Continuing Shareholders,” will not receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. The Forward Stock Split that will immediately follow the Reverse Stock Split will reclassify whole shares and fractional shares held by the Continuing Shareholders after the Reverse Stock Split back into the same number of shares of common stock they held immediately before the effective time. As a result, the total number of shares of common stock held by a Continuing Shareholder will not change, but their ownership percentage will increase.

Although amendments to our articles of incorporation to effect each of the Reverse Stock Split and the Forward Stock Split will be voted on separately, we will not effect either the Reverse Stock Split or the Forward Stock Split unless the proposals to approve both amendments are each approved by shareholders. Even if the proposals are approved by our shareholders, the Board may still determine that it is no longer in the best interests of Safeguard or our shareholders to proceed with the Stock Splits or the Transaction.

Purpose of and Reasons for the Stock Splits and the Transaction

The primary purpose of the Stock Splits is to enable Safeguard to reduce the number of record holders of its common stock below 300, which is the level at or above which Safeguard is required to file public reports with the SEC. If the Board determines to proceed with the Transaction, it will determine the Stock Split Ratios after the special meeting, however Safeguard believes that any Reverse Stock Split ratio within the proposed range would reduce the number of record holders below 300. The Stock Splits are being undertaken as part of our plan to suspend our duty to file periodic and current reports and other information with the SEC pursuant to the Exchange Act.

After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of any national securities exchange. In addition to being delisted from Nasdaq, we do not intend to list our shares of common stock on any other national securities exchange. Any trading in our common stock after giving effect to the Transaction would only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

The Board has determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of our shareholders, including our unaffiliated shareholders (consisting of shareholders other than our executive officers, directors and shareholders who own more than 10% of our outstanding common stock), for us to remain an SEC reporting company. The Stock Splits, along with other actions constituting the Transaction, are intended to make us a non-SEC reporting company.

Our principal reasons for the Transaction (including the proposed Stock Splits) are as follows:

•	Limited Trading Volume. Our common stock is thinly traded. As of September 29, 2023, which was prior to the announcement of the Transaction on October 5, 2023, the average daily trading volume of the stock for the previous 90 days was approximately 47,600 shares per day (or 0.3% of our total shares of common stock outstanding). The low volume of trading limits our common stock’s liquidity. This affects our ability to raise capital from the public markets, effectively use our common stock as transaction consideration, attract interest from institutional investors or market analysts and otherwise enjoy the traditional benefits of being a publicly traded company. Despite the lack of these benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

•	Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company with shares of our common stock listed on Nasdaq. We believe the level of expenditures required to maintain our public company status has become too burdensome in light of our strategy to monetize our remaining ownership interests, continue to reduce our operating costs, and return the maximum value to our shareholders. Our general and administrative expenses consist primarily of employee compensation, stock based compensation, insurance, and professional services. For the year ended December 31, 2022 and six months ended June 30, 2023, we incurred approximately $4.8 million and $2.4 million, respectively, of general and administrative expenses to oversee the monetization of our individual ownership interests. We believe the remaining ownership interests could require up to two years, or longer, to be monetized. Upon giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002, as well as the listing standards of any national securities exchange. We anticipate annual cost savings of approximately $1.5 million in cash and a reduction in annual stock based compensation of approximately $1.2 million after effecting the Transaction and related adjustments to our management structure, primarily as a result of a potential reduction in: (i) professional fees of accountants associated with the audit process, (ii) insurance premiums for our directors’ and officers’ liability insurance, (iii) Board and employee related expenses, as well as (iv) legal, printing, and other miscellaneous costs associated with being a publicly traded company. We believe that these annual cost savings and a reduction in annual stock based compensation will result in a significant reduction in our operating costs. See “Financial Information—Pro Forma Consolidated Financial Statements (Unaudited)” for a discussion of the potential impact of effecting the Transaction and implementing related adjustments to our management structure. Please note, however, that these projected annual cost savings and reduction in stock based compensation are only estimates and our savings and reduction in stock based compensation could be higher or lower than $1.5 million and $1.2 million, respectively. See “Cautionary Statement Regarding Forward-Looking Statements.”

•	Liquidity for Small Stockholdings. The Board also believes that holders of small amounts of shares of our common stock may be deterred from selling their shares because of the lack of an active trading market and high brokerage costs. The Stock Splits will offer Cashed Out Shareholders the opportunity to obtain cash for their shares without incurring high brokerage costs because of the limited trading market for our common stock. Accordingly, the Stock Splits will provide our smallest shareholders of record (those holding fewer than the Minimum Number of shares), who represent a disproportionately large number of our record holders (but only approximately 0.034% and 0.016% of our outstanding shares, in the case of shareholders of record holding fewer than 100 shares and 50 shares, respectively), with the ability to receive a premium in cash over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

Even after giving effect to the Transaction, our corporate ethics standards will continue to reflect our commitment to integrity. Accordingly, our commitment to a high standard of accounting practices and regulatory compliance will remain. In addition, despite no longer being an SEC reporting company, Safeguard will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

Background of the Stock Splits to Effect the Transaction

Historically, Safeguard has provided capital and relevant expertise to fuel the growth of technology-driven businesses. In January 2018, Safeguard ceased deploying capital into new opportunities in order to focus on supporting the existing ownership interests and maximizing monetization opportunities to enable returning value to shareholders. We have considered and taken action on various initiatives, including the sale of individual ownership interests, the sale of certain or all ownership interests in secondary market transactions, as well as other opportunities to maximize shareholder value. Since January 2018, Safeguard’s individual ownership interests have been reduced from over 25 entities to only six companies, four of which are expected to provide the majority of remaining exit proceeds. This monetization process resulted in satisfying all of Safeguard’s historical debt obligations, paying a $1.00 per share dividend in 2019 and repurchasing 5.3 million shares of our common stock through a combination of open market purchases and a tender offer.

We are actively involved with certain of our remaining ownership interests, influencing development through board representation and management support in addition to the influence we exert through our equity ownership. We also continue to hold relatively small equity interests in other enterprises where we do not exert significant influence and do not participate in management activities. In some cases, those ownership interests relate to residual interests from prior larger interests or from companies that had acquired companies in which we had ownership interests.

We have also reduced the operating costs of Safeguard since January 2018 and intend to reduce them further, after giving effect to the Transaction assuming shareholder approval of the Stock Split Proposals, in order to maximize distributions available to shareholders from proceeds, if any, from future monetization of remaining individual ownership interests.

In January 2022, while continuing to seek monetization opportunities for its ownership interests, Safeguard’s Board met to discuss a range of strategic alternatives for the Company, including a potential sale of all of its ownership interests in a single transaction or a series of transactions, merger, business combinations or other strategic transaction involving Safeguard.

In February 2022, Safeguard engaged Houlihan Lokey (the “financial advisor”) to serve as its financial advisor in connection with Safeguard’s consideration of potential strategic opportunities and engaged Blank Rome LLP (“Blank Rome”), Safeguard’s outside legal counsel, to represent Safeguard in connection with a potential strategic transaction.

Ultimately, from February 2022 to July, 2023, at the direction of the Board, the financial advisor contacted approximately 393 parties that might be interested in exploring a strategic transaction with Safeguard, and Safeguard negotiated and entered into 42 non-disclosure agreements with potential parties to such transactions. The potential parties that executed non-disclosure agreements received access to a non-public electronic data room. As a result of this process, Safeguard received eight (8) initial non-binding indications of interest in June, 2022. Each of the eight (8) parties that submitted non-binding indications of interest were invited to a second round of due diligence, and invited to submit a formal transaction proposal. In August 2022, four (4) parties submitted formal transaction proposals. In March 2023, Safeguard entered into exclusivity with one of the parties that submitted a formal transaction proposal (“Party A”). From March to July 2023, Safeguard was engaged in the process of negotiating a potential transaction with Party A. However, Safeguard and Party A were unable to agree on the terms of a potential transaction and suspended their respective efforts to reach mutually agreeable terms of the deal, as discussed below. Throughout this process, the management and financial advisor provided updates to the Board on the status of these negotiations.

Since late August 2022 until May 2023, as part of its ongoing strategic planning process, the Board held a series of telephonic meetings, at which it started to explore, together with Safeguard’s management, whether Safeguard’s status as a public reporting and Nasdaq-listed company is an advantage to Safeguard and its shareholders, whether Safeguard realizes any of the traditional benefits of such status (given the significant annual expenses and indirect costs associated with being a public reporting and Nasdaq-listed company), and whether Safeguard should consider a “going dark” transaction, and if so, the proper method for effectuating such a transaction.

On January 17, 2023, the Board held a meeting with management and discussed establishing a timeline for the specific strategic decision-making process in 2023, including undertaking a “going dark” transaction in the third or fourth quarter of 2023 if an alternative strategic transaction could not be entered into during such time frame.

On May 24, 2023, the Board held a telephonic meeting with management and the financial advisor to discuss the potential strategic transaction with Party A and potential alternatives to such transaction, including the possibility of a “going dark” transaction.

On June 9, 2023, the Board held a telephonic meeting with management to discuss, among other matters, strategic alternatives to the potential strategic transaction, including a “going dark” transaction, Safeguard remaining a public reporting company through the fiscal year ending December 31, 2024 and Safeguard’s merger opportunities, if any.

On June 22, 2023, the Board held a telephonic meeting with management to review additional information regarding the “going dark” strategy, including the process, timing, projected costs, the estimated annual cost savings, the advantages and disadvantages of “going dark,” and the requirements and process of delisting our common stock from Nasdaq and deregistering our common stock with the SEC. The Board and management also discussed the costs and timing of the potential strategic transaction.

On July 24, 2023, the Board held a telephonic meeting with management, at which the management informed the Board that Safeguard and Party A mutually had suspended their efforts to reach aggregable terms of a potential transaction, and that there was not an alternative strategic transaction available with another party at such time. At that meeting, the Board, management and representatives of Blank Rome further discussed the timing and costs of, and a series of actions related to the “going dark” process. The Board agreed that management and Blank Rome would provide the Board with further information on the “going dark” process so that Board could continue to evaluate it.

On August 8, 2023, the Board held a telephonic meeting with management to discuss the “going dark” process, as well as an outsourced management structure. The Board directed management to commence work on the reverse stock split, including, without limitation, conducting a valuation of the common stock in connection with the determination of the cash to be paid in connection with the reverse stock split and determining the appropriate ratio.

On August 10, 2023, Safeguard issued its earnings press release related to the financial results of the quarter ended June 30, 2023 and announced, among other matters, that Safeguard was no longer in discussions regarding a potential strategic transaction, due to, among other things, certain valuation, tax and structural issues that were fundamental to the transaction, and that, in order to substantially reduce its ongoing operating costs, Safeguard was exploring delisting from Nasdaq and becoming a non-reporting company.

In August, 2023, after the earnings call related to financial results of the quarter ended June 30, 2023, management requested that its financial advisor review any parties that were originally contacted as part of the strategic process to determine whether Safeguard’s announcement that it was exploring delisting from Nasdaq and becoming a non-reporting company would lead to renewed interest in a strategic transaction. Based on this review and further discussions with its financial advisor, Safeguard determined that there were no parties to re-engage with at the time.

On September 22, 2023, the Board held a telephonic meeting with management and representatives of Blank Rome to discuss a potential “going dark” transaction using a reverse stock split followed immediately by the forward stock split and related SEC requirements. Management provided information regarding assumptions and estimates related to the potential payment to Cashed Out Shareholders, as well as potential adjustments to Safeguard’s management structure. Following this discussion, representatives of Blank Rome provided additional information, and responded to questions from the Board and management regarding the potential “going dark” transaction, including the timing of required SEC filings.

On September 30, 2023, the Board held a telephonic meeting with management and representatives of Blank Rome. The purpose of the meeting was to formally review and approve, as appropriate, the specific terms of the proposed Stock Splits and the overall Transaction. At the request of the Board, management reviewed with the Board its financial analyses of Safeguard and the Cash Payment to be received by the Cashed Out Shareholders in the Reverse Stock Split, and the Board discussed the following: (i) the purpose of and reasons for the Stock Splits and the overall Transaction; and (ii) various advantages and potential disadvantages relating to the Stock Splits and the overall Transaction, including whether to proceed with the Transaction.

Based on all the factors which had been considered by the Board at this and at its other meetings, although not relying upon any one factor but considering all factors as a whole, the Board determined (by a unanimous vote) that the Stock Splits and the overall Transaction would be in the best interests of all of Safeguard’s shareholders, including the unaffiliated Cashed Out Shareholders and the unaffiliated Continuing Shareholders, and unanimously approved the Stock Splits and the overall Transaction, including the Cash Payment of $1.65 and a range of split ratios of (i) not less than 1-for-50 and not greater than 1-for-100, in the case of the Reverse Stock Split, and (ii) not less than 50-for-1 and not greater than 100-for-1, in the case of the Forward Stock Split, with the exact Stock Split Ratios to be set within the foregoing ranges at the discretion of the Board after the special meeting, and recommended the Stock Splits to effect the Transaction to the shareholders of Safeguard. The Board also retained the right to abandon the proposed Stock Splits or the overall Transaction at any time prior to its completion, whether prior to or following the special meeting, if it believes either the Stock Splits or the overall Transaction is no longer in the best interests of Safeguard or its shareholders (for example, among other things, if prior to the effective time, the Board determines that there is no Reverse Stock Split Ratio for which Safeguard can accomplish its goal of reducing its holders of record below 300 with acceptable costs to cash out shareholders owning fewer than the Minimum Number chosen by the Board). The Board also considered that, subject to its compliance with Pennsylvania law and the federal proxy rules, it can change the terms of the Stock Splits and the overall Transaction, including the Stock Split Ratios and the amount of the Cash Payment, at any time to the extent it believes it is necessary or desirable in order to accomplish Safeguard’s goal of staying below 300 record holders.

On October 5, 2023, we announced that the Board had approved the Stock Splits to effect the Transaction. Safeguard also filed with the SEC a preliminary proxy statement and a Schedule 13E-3 relating to the Stock Splits.

Alternatives to the Stock Splits to Effect the Transaction

Prior to selecting the Stock Splits as the appropriate approach to achieve the Transaction and as further discussed below, the Board considered alternative transactions to reduce the number of shareholders of record below 300 shareholders and to effect a “going dark” transaction. When considering various alternatives to the Stock Splits, our primary objective was to ensure that the selected approach would result in Safeguard having fewer than 300 record holders of our common stock within our desired timeframe, and the Board ultimately concluded that the Stock Splits would be the best approach to achieve this objective. In making its determination, the Board also considered the potential costs of the Stock Splits and the alternative transactions discussed below.

Purchases of Shares in the Open Market or Issuer Tender Offer. In this alternative, we would purchase shares in the open market or offer to purchase a set number of shares within a specific timeframe. The results of an open market purchase or issuer tender offer would be unpredictable, however, due to its voluntary nature, and we would have no assurance that enough shareholders would sell in open market transactions, or tender in an issuer tender offer, all of their shares of our common stock to reduce the number of record owners of our common stock to fewer than 300. In addition, the rules governing tender offers require equal treatment of all shareholders, including the pro rata acceptance of offers from all shareholders. The Board determined that, since participation in an issuer tender offer is voluntary, it may not be successful in reducing the number of holders of record to below 300. In addition, the estimated costs of this type of transaction potentially could be higher than the costs of the Stock Splits because Safeguard would need to purchase the shares tendered by all tendering shareholders, not just the shareholders who were being cashed out. As a result of these disadvantages, the Board determined not to pursue this alternative.

Odd-Lot Tender Offer. Unlike a traditional tender offer, an odd-lot tender offer would offer to purchase the shares of our common stock only from those shareholders owning 99 or fewer shares. As of September 26, 2023, there were approximately 224 holders of record owning 99 or fewer shares of our common stock. However, like an issuer tender offer, this method would be voluntary on the part of shareholders and there could be no assurance that a requisite number of shareholders would participate. While the time frame for completing an odd-lot tender offer is shorter than for the Stock Splits and would be less expensive, the Board decided this alternative was not the best option due to a lack of certainty that it would produce the desired result.

Merger into an Operating Company or Sale of Substantially All Assets of Safeguard. Under this alternative, we attempted (subject to the shareholders’ approval) to negotiate a merger of Safeguard into an operating company or a sale of substantially all of the assets of Safeguard. However, the Board concluded that its efforts were ineffective in reaching a mutually agreeable deal with potential buyers, as discussed above, and that, under the current conditions, the interest in the market to purchase the shares or assets of Safeguard was extremely low or absent. Further, this alternative would take an extended amount of time while likely incurring significant legal and audit fees to complete, and, there would be no assurance that a potential buyer would be found or, if found, such potential buyer would proceed to completion of the acquisition.

Dissolution of Safeguard and Liquidation of Its Assets. Under this alternative, we would (subject to the shareholders’ approval) dissolve Safeguard under Pennsylvania law and wind up and liquidate our assets. However, winding up and selling (as part of liquidation) our assets would require costly engagement of an investment banking firm or a business broker to market our assets in order to reach potential buyers (if any). Even after filing the Articles of Dissolution, Safeguard may still be deemed to have the number of record shareholders in excess of the Exchange Act Rule 12g-4 thresholds. Accordingly, Safeguard would likely be required to continue its reporting under the Exchange Act until the time all assets and liabilities of Safeguard are wound up and sorted out pursuant to state law, which would continue to be costly for Safeguard.

Maintaining the Status Quo. The Board also considered maintaining the status quo. In that case, Safeguard would continue to incur the significant expenses of being an SEC reporting company, including retaining the employee base necessary to comply with Safeguard’s SEC reporting obligations, without enjoying the benefits traditionally associated with SEC reporting company status, including, but not limited to, raising capital in the public markets, stock liquidity and the ability to use its common stock as currency for acquisitions. However, the Board believed that becoming a private company would be in the best interests of our shareholders and rejected this alternative.

After carefully reviewing all of these alternatives, for the reasons discussed above, the Board unanimously approved the Stock Splits as the most expeditious and economical way of changing our status from that of a reporting company to that of a non-reporting company.

Effects of the Transaction (including the Stock Splits)

Effect of the Transaction (including the Stock Splits) on Safeguard. The primary purpose of the Stock Splits is to reduce the number of our shareholders of record below 300, which will allow us to cease our reporting obligations with the SEC. If the Board determines to proceed with the Transaction, it will determine the Stock Split Ratios after the special meeting, however Safeguard believes that any Reverse Stock Split ratio within the proposed range would reduce the number of record holders below 300. In determining whether the number of our shareholders of record is below 300 for regulatory purposes, we will count shareholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including Safeguard, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of our shares. Based on information available to us as of September 26, 2023 and for illustrative purposes only, if the Reverse Stock Split Ratio were 1-for-75, which is the approximate midpoint within the proposed range of the Reverse Stock Split Ratios, we expect that as a result of the Stock Splits the number of our shareholders of record would be reduced from approximately 390 to approximately 176 and we estimate that there are approximately 214 holders of record who own fewer than 75 shares of our common stock whose shares would be cashed out as a result of the Stock Splits.

We believe that if the Stock Splits and the overall Transaction occur, there will be certain advantages to the shareholders, including the following:

•	Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations. After giving effect to the Transaction, we will no longer need to comply with the Exchange Act, Sarbanes-Oxley Act and Nasdaq requirements applicable to public companies. Our common stock is currently registered under the Exchange Act. The registration may be terminated upon application by us to the SEC if there are fewer than 300 holders of record of our common stock. Assuming the Board determines that the proposed Stock Splits will result in us having fewer than 300 record holders of our common stock after the effective time of the Stock Splits, we intend to file a Form 25 with the SEC to delist our common stock from Nasdaq and to deregister our common stock under Section 12(b) of the Exchange Act. We expect the delisting of our common stock will be effective 10 days after we file the Form 25 with the SEC and the deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25. Our duty to file periodic and current reports under Section 13(a) of the Exchange Act and the rules and regulations thereunder as a result of our common stock’s registration under Section 12(b) of the Exchange Act will be suspended 10 days after we file the Form 25 with the SEC. We will also be required to terminate our registration under other applicable provisions of the Exchange Act. Accordingly, we will also file with the SEC a Form 15 certifying that we have less than 300 shareholders. After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% shareholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. However, our obligation to file periodic and current reports with the SEC will not be suspended with respect to the 2023 fiscal year due to our existing registration statements filed under the Securities Act, and we will file with the SEC our Annual Report on Form 10-K for the fiscal year ending December 31, 2023. However, if on the first day of any fiscal year we have more than 300 shareholders of record, we will once again become subject to the reporting requirements of the Exchange Act. If necessary to maintain its suspension of SEC reporting obligations, Safeguard reserves the right to take additional actions that may be permitted under Pennsylvania law, including effectuating further reverse stock splits. Despite no longer being an SEC reporting company, Safeguard will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

•	Conduct of Our Business. If shareholders approve the Stock Split Proposals and we proceed with the Transaction, we will continue to pursue our strategy to monetize our remaining ownership interests and return the maximum value to our shareholders, and we will have additional corporate governance flexibility as a result of no longer needing to comply with corporate governance rules applicable to publicly listed companies. We plan to adjust our existing management structure in connection with the Transaction by reducing the size of the Board to two members and reorganizing our management to primarily use an external service provider, with our current executive officers and employees expected to provide limited consulting services to Safeguard on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction. If shareholders approve the Stock Split Proposals and we proceed with the Transaction, the size of the Board is expected to be reduced to two members from the current governance structure of Safeguard, to be determined by the Board upon the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, and there will be no standing committees of the Board. Each of such two directors is expected to serve on the Board for a term expiring at the 2024 annual meeting of shareholders and until such director’s successor is duly elected and qualified. In addition, starting from January 1, 2024, Eric Salzman, our current Chief Executive Officer, will no longer serve as our Chief Executive Officer and is expected to provide certain consulting services to Safeguard, on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction. In addition, if shareholders approve the Stock Split Proposals and we proceed with the Transaction, starting from January 1, 2024, we expect to begin transitioning Safeguard’s general and administrative functions, including, but not limited to, overseeing the remaining ownership interests, monitoring any continued escrow amounts due to Safeguard and other contractual arrangements, maintaining Safeguard’s books and records, overseeing the process of shareholder distributions when and if proceeds from the monetization of our ownership interests are available and maintaining quarterly and annual shareholder communications, to an external management service provider to be selected by the Board, with our remaining officers and employees no longer maintaining their current positions, but instead providing consulting services to Safeguard, on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction. While we currently intend to make our financial information, including our audited annual financial statements, available to our shareholders on a voluntary basis after giving effect to the Transaction, we are not required to do so by law and there is no assurance that even if we do make such information available immediately after giving effect to the Transaction that we would continue to do so in the future.

•	Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a result of being an SEC reporting company with shares of our common stock listed on Nasdaq. We believe the level of expenditures required to maintain our public company status has become too burdensome in light of our strategy to monetize our remaining ownership interests, continue to reduce our operating costs, and return the maximum value to our shareholders. Our general and administrative expenses consist primarily of employee compensation, stock based compensation, insurance, and professional services. For the year ended December 31, 2022 and six months ended June 30, 2023, we incurred approximately $4.8 million and $2.4 million, respectively, of general and administrative expenses to oversee the monetization of our individual ownership interests. We believe the remaining ownership interests could require up to two years, or longer, to be monetized. Upon giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act of 2002, as well as the listing standards of any national securities exchange. We anticipate annual cost savings of approximately $1.5 million in cash and a reduction in annual stock based compensation of approximately $1.2 million after effecting the Transaction and related adjustments to our management structure, primarily as a result of a potential reduction in: (i) professional fees of accountants associated with the audit process, (ii) insurance premiums for our directors’ and officers’ liability insurance, (iii) Board and employee related expenses, as well as (iv) legal, printing, and other miscellaneous costs associated with being a publicly traded company. We believe that these annual cost savings and a reduction in annual stock based compensation will result in a significant reduction in our operating costs. See “Financial Information—Pro Forma Consolidated Financial Statements (Unaudited)” for a discussion of the potential impact of effecting the Transaction and implementing related adjustments to our management structure. Please note, however, that these projected annual cost savings and reduction in stock based compensation are only estimates and our savings and reduction in stock based compensation could be higher or lower than $1.5 million and $1.2 million, respectively. See “Cautionary Statement Regarding Forward-Looking Statements.”

•	Opportunity to Liquidate Shares of Common Stock in a Limited Liquidity Environment for our Common Stock. The trading volume in our common stock is relatively limited. As of September 29, 2023, which was prior to the announcement of the Transaction, the average daily trading volume of the stock for the previous 90 days was approximately 47,600 shares per day (or 0.3% of our total shares of common stock outstanding). Accordingly, The Stock Splits present for shareholders of record owning fewer than the Minimum Number of shares of our common stock an opportunity to receive a premium in cash over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

We also believe that if the Stock Splits and the overall Transaction occur, there will be certain disadvantages to the shareholders, including the following:

•	No Participation in Future Growth by Cashed Out Shareholders. Following the Stock Splits, holders of fewer than the Minimum Number of shares of our common stock would receive the Cash Payment and would cease to be shareholders of Safeguard. Cashed Out Shareholders will have no further financial interest in us with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares or our future distributions to shareholders, if any.

•	Reduction in Information about Safeguard for Continuing Shareholders. After completion of the Transaction and the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and continuing Shareholders will have significantly less information about Safeguard and our business, operations, and financial performance than they have currently. We intend to continue to provide our shareholders with quarterly business updates and audited annual financial statements. While we currently intend to make financial information available to our shareholders on a voluntary basis after giving effect to the Transaction, we are not required to do so by law and there is no assurance that even if we do make such information available immediately after giving effect to the Transaction that we would continue to do so in the future. We will continue to hold shareholder meetings as required under Pennsylvania law, including annual meetings, or to take actions by written consent of our shareholders in lieu of meetings as permitted under and in conformity with applicable Pennsylvania law, but we will no longer have to comply with proxy solicitation rules and related disclosure requirements under the Exchange Act.

•	Limited Liquidity and Possible Decline in the Value of Our Common Stock. After giving effect to the Transaction, we will no longer be listed on Nasdaq, which may have an adverse effect on the liquidity of our common stock. Any trading in our common stock after giving effect to the Transaction will only occur in privately negotiated sales and potentially on an OTC market, but only if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements, which may adversely affect the liquidity of our common stock and result in a significantly increased spread between the bid and asked prices of our common stock. Additionally, the overall price of our stock may be significantly reduced due to the potential that investors may view the investment as inherently riskier given the fact that publicly available information about Safeguard will be significantly more limited, as well as due to possible limited liquidity of our common stock. As of September 29, 2023, which was prior to the announcement of the Transaction, the average daily trading volume of the stock for the previous 90 days was approximately 47,600 shares per day (or 0.3% of our total shares of common stock outstanding).

•	Limited Regulatory Oversight. After giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of any national securities exchange.

•	Reporting Obligations of Certain Insiders. Our executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% shareholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•	Loss of Access to Public Markets. We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•	Future Share Purchases. Safeguard will not be prevented from repurchasing shares of our common stock from the Continuing Shareholders in the future as a result of the Transaction.

•	Aggregate Shareholders’ Equity. Our aggregate shareholders’ equity will decrease as a result of the Stock Splits. The amount of such decrease will depend on the number of persons owning fewer than the Minimum Number of shares immediately prior to the effective time. For illustrative purposes only, if the Minimum Number were 75, which is the approximate midpoint within the proposed range of Stock Split Ratios, and based upon information provided as of September 26, 2023, with the Reverse Stock Split ratio of 1-for-75 and the Forward Split Ration of 75-for-1, our aggregate shareholders’ equity would decrease from approximately $28.8 million as of June 30, 2023 to approximately $27.6 million on a pro forma basis (after giving effect to (i) the payment of approximately $10,000 for the cash out of the shares of Cashed Out Shareholders as a result of the Reverse Stock Split and (ii) severance payments).

•	Filing Requirements Reinstituted. The Transaction will merely suspend our reporting obligations under the Exchange Act. If on the first day of any fiscal year we have more than 300 shareholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

•	No Appraisal Rights. Under Pennsylvania law, our articles of incorporation and our Third Amended and Restated Bylaws, no appraisal or dissenters’ rights are available to our shareholders who vote against (or abstain from voting on) the Stock Splits.

•	Reduced Cash Balance. For illustrative purposes only and based upon information provided to us as of September 26, 2023 by our transfer agent, we estimate that the total cash requirement of the Stock Splits and overall Transaction to Safeguard would be approximately $1.2 million if the Minimum Number were 75, which is the approximate midpoint within the proposed range of Stock Split Ratios. This amount includes approximately $10,000 needed to cash out fractional shares as a result of the Stock Splits, and approximately $300,000 of legal, accounting, and other costs to effect the Transaction, as well as approximately $0.9 million of severance expenses However, this total amount could be larger or smaller depending on, among other things, the number of persons owning fewer than the Minimum Number of shares of our common stock immediately prior to the effective time and the number of fractional shares that will be outstanding after the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our shareholders. The consideration to be paid to the Cashed Out Shareholders and other costs related to the Transaction will be paid from funds on hand. As a result, immediately after the Transaction, we will have less cash on hand than we would have had if the Transaction did not occur. See “Discussion and Special Factors—Source of Funds and Expenses.” However, these costs will be offset over time by the cost savings of approximately $1.5 million in cash per year we expect to realize as a result of the Transaction. See “Discussion and Special Factors—Purpose of and Reasons for the Stock Splits and the Transaction.”

Effect of the Transaction (including the Stock Splits) on our Directors, Executive Officers and 10% Shareholders. Shares held by affiliated shareholders will be treated in the same manner as shares held by unaffiliated shareholders. As of September 26, 2023, approximately 9.3% and 12.7% of the issued and outstanding shares of our common stock was held by our directors and executive officers and 10% shareholders, respectively. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them “FOR” the Stock Split Proposals and “FOR” the Adjournment Proposal.

Upon the effectiveness of the Stock Splits, the aggregate number of shares of our common stock owned by our executive officers, directors and affiliated shareholders will not increase. The ownership percentage of the shares of our common stock held by those of our directors, executive officers and 10% shareholders who will be Continuing Shareholders will increase at the same rate as the ownership percentage of all the other Continuing Shareholders, as a result of the reduction of the number of shares of our common stock outstanding. However, the ownership percentage and the reduction in the number of shares outstanding following the Stock Splits may increase or decrease depending on the Stock Split Ratio ultimately selected by the Board, as well as the purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective time of the Stock Splits. The ownership percentage of our shares of common stock held by those of our directors, executive officers and 10% shareholders who will be Continuing Shareholders, as well as the ownership percentage of the other Continuing Shareholders, will proportionally increase or decrease as a result of such purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective time of the Stock Splits.

In addition, our directors, executive officers and 10% shareholders may have interests in the Stock Splits that are different from your interests as a shareholder in Safeguard, including holding restricted stock or restricted stock unit grants that will remain outstanding following the Stock Splits, although these grants will not increase in value.

See “Discussion and Special Factors—Interests of Executive Officers, Directors and 10% Shareholders.”

Illustrative Examples. The number of shares held by a shareholder of record in two or more separate but identical record holder accounts will be combined to determine the number of shares of our common stock owned by that holder and, accordingly, whether the holder will be a Cashed Out Shareholder or a Continuing Shareholder.

Shares held by record holders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately, and will not be combined with individual accounts in determining whether a holder will be a Cashed Out Shareholder or a Continuing Shareholder.

If you hold fewer than the Minimum Number of shares of our common stock in “street name”, your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. You are considered the beneficial owner of these shares. Pursuant to the SEC rules and regulations, we intend to treat each bank, broker or other nominee as one shareholder of record. These banks, brokers and other nominees may have different procedures for processing the Stock Splits. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold at least the Minimum Number, or more than the Minimum Number, of shares of our common stock in the aggregate. Therefore, depending upon their procedures, your bank, broker or other nominee may not be obligated to treat the Reverse Stock Split or the Forward Stock Split as affecting beneficial owners’ shares.

If you hold an account with fewer than the Minimum Number of shares of our common stock in “street name” and want to ensure that your shares are cashed out, we encourage you to promptly contact your bank, broker or other nominee to change the manner in which your shares are held from “street name” into a record holder account in your own name so that you will be a record owner of the shares and could receive the Cash Payment for your fractional shares.

The effect of the Stock Splits on both Cashed Out Shareholders and Continuing Shareholders may be illustrated, in part, by the below illustrative examples, which, solely for the purposes of these illustrative examples, assume the Board determines to use 75 as the Minimum Number, which is the approximate midpoint within the proposed range of the Stock Split Ratios.

Hypothetical Scenario (Assuming 75 is the Minimum Number)	Result
Holder A is a shareholder of record who holds 74 shares of our common stock of record at the effective time of the Stock Splits, and Holder A holds no other Safeguard’s shares.	Holder A will receive cash in the amount of $122.10, without interest, for 74 shares of common stock held prior to the Reverse Stock Split.
Holder B holds 74 shares of our common stock in a brokerage account at the effective time of the Stock Splits, and Holder B holds no other shares.	If the broker holding Holder B’s shares also holds shares for other beneficial owners of our common stock and thus holds at least 75 of Safeguard shares in the aggregate, then Holder B will not receive cash for Holder B’s shares.
Holder C holds 50 shares of our common stock of record and 30 shares in a brokerage account at the effective time of the Stock Splits, and Holder C holds no other shares.	Each of Holder C’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Holder C holds 30 shares in “street name” does not hold Safeguard shares for other beneficial owners, Holder C will receive cash in the amount of $82.50, without interest, for the 80 shares of common stock held prior to the Reverse Stock Split.
Holder D holds 75 shares of our common stock of record and 75 shares in a brokerage account at the effective time of the Stock Splits.	Holder D will continue to hold 75 shares of common stock in her own name and 75 shares in a brokerage account after the Stock Splits.

Holder E holds 50 shares of common stock in one brokerage account and 30 shares in another brokerage account at the effective time of the Stock Splits.	Each of Holder E’s holdings will be treated separately. Assuming each of the brokerage firms with whom Holder E holds shares in “street name” does not hold Safeguard shares for other beneficial holders, Holder E will receive cash in the amount of $132, without interest, for the 80 shares of common stock held prior to the Reverse Stock Split.
Holder F holds 50 shares in one record holder account and 25 shares in another identical record holder account at our transfer agent at the effective time of the Stock Splits.	Holder F will continue to hold 75 shares of common stock after the Reverse Stock Split.
Holder G and Holder H each hold 75 shares in separate, individual record holder accounts, but also hold 25 shares of common stock jointly in another record holder account.	Shares held in joint accounts will not be added to shares held individually in determining whether a shareholder will be a Cashed Out Shareholder or a Continuing Shareholder. Accordingly, Holder G and Holder H will each continue to own 75 shares of common stock after the Stock Splits in their separate accounts, but will receive $41.25, without interest, for 25 shares held in their joint account.

Reservation of Rights

Subject to its compliance with Pennsylvania law and the federal proxy rules, the Board reserves the right to change the terms of the Stock Splits and the overall Transaction, including the Stock Split Ratios and the amount of the Cash Payment, to the extent it believes it is necessary or desirable in order to accomplish our goal of remaining below 300 record holders. The Board may also abandon the proposed Stock Splits or the overall Transaction at any time prior to its completion, whether prior to or following the special meeting, if it believes either the Stock Splits or the overall Transaction is no longer in the best interests of Safeguard or its shareholders. Following the special meeting, the Board will need to evaluate updated ownership data impacting the various Stock Split Ratios so that it can determine the aggregate costs of the Stock Splits within the range of Stock Split Ratios before choosing a Stock Split Ratio. Depending on the number of shareholders owning fewer than the Minimum Number of shares, the Board may abandon the Stock Splits if the Stock Splits become too costly. The Board may also abandon the overall Transaction. For more information, see “—Termination of Transaction.” Subject to the Board’s ability to abandon the proposed Stock Splits and the overall Transaction, the Board intends to determine the Stock Split Ratios and effect the Stock Splits as soon as practicable after the Stock Splits are approved by our shareholders, which would likely occur immediately following the public announcement of the Stock Split Ratios chosen by the Board. Furthermore, after giving effect to the Transaction and as necessary to maintain our suspension of SEC reporting obligations, Safeguard reserves the right to take additional actions that may be permitted under Pennsylvania law, including effectuating further reverse stock splits.

Nasdaq; OTC Market

Our common stock is currently listed on Nasdaq. To obtain the cost savings we anticipate by no longer preparing and filing annual, periodic and current reports with the SEC, our common stock will need to be delisted from Nasdaq. Any trading in our common stock after the Transaction will only occur in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our common stock on any such market and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

Fairness of the Stock Splits to Effect the Transaction

The Board fully considered and reviewed the terms, purpose, effects, advantages, disadvantages of, and alternatives to, the Stock Splits and unanimously determined that effecting the Transaction by means of the Stock Splits is procedurally and substantively fair to all shareholders of Safeguard, including the unaffiliated shareholders who will receive cash consideration in the Stock Splits and unaffiliated shareholders who will continue as owners of Safeguard. The Board has approved the Transaction, including the specific terms of the Stock Splits, with the exact Stock Split Ratios to be set within the approved range at the discretion of the Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Stock Splits immediately following the public announcement of the Stock Split Ratios or to elect to abandon the proposed Stock Splits or the overall Transaction (whether or not authorized by the shareholders) at any time, and recommended that shareholders vote “FOR” the Stock Split Proposals and “FOR” the Adjournment Proposal. See “—Effects of the Transaction (including Stock Splits).”

Substantive Fairness. The Board considered, among other things, the factors listed below, as well as the alternatives to the Stock Splits as a means to effect the Transaction as noted above in “Discussion and Special Factors—Alternatives to the Stock Splits to Effect the Transaction,” in reaching its conclusion as to the substantive fairness of the Stock Splits to our shareholders as a means to effect the Transaction, including both unaffiliated Cashed Out Shareholders and unaffiliated Continuing Shareholders. The Board did not assign specific weight to any factors they considered, nor did it apply them in a formulaic fashion, although the Board particularly noted the opportunity in the Stock Splits for shareholders to sell their holdings at a premium, as well as the significant anticipated cost and time savings for Safeguard resulting from the overall Transaction, which will also benefit Continuing Shareholders. The discussion below is not meant to be exhaustive, but we believe it addresses all material factors considered by the Board in its determinations.

Future Cost Savings and Reduction in Stock Based Compensation. If shareholders approve the Stock Split Proposals and we proceed with the Transaction, we will be able to eliminate costs associated with our public reporting and other related obligations, as well as implement our planned adjusted management structure due to additional corporate governance flexibility as a result of no longer needing to comply with corporate governance rules applicable to publicly listed companies. We anticipate annual cost savings of approximately $1.5 million in cash and a reduction in annual stock based compensation of approximately $1.2 million after effecting the Transaction and related adjustments to our management structure, primarily as a result of a potential reduction in: (i) professional fees of accountants associated with the audit process, (ii) insurance premiums for our directors’ and officers’ liability insurance, (iii) Board and employee related expenses, as well as (iv) legal, printing, and other miscellaneous costs associated with being a publicly traded company. We believe that these annual cost savings and a reduction in annual stock based compensation will result in a significant reduction in our operating costs. See “Financial Information—Pro Forma Consolidated Financial Statements (Unaudited)” for a discussion of the potential impact of effecting the Transaction and implementing related adjustments to our management structure. Please note, however, that these projected annual cost savings and reduction in stock based compensation are only estimates and our savings and reduction in stock based compensation could be higher or lower than $1.5 million and $1.2 million, respectively. See “Cautionary Statement Regarding Forward-Looking Statements.”

Cash Payment. To determine the Cash Payment, Safeguard reviewed the potential monetization of its remaining ownership interests under different scenarios and determined that the range of likely exit values is $25.0 million to $45.0 million, based on current assumptions, which are subject to change. In addition, Safeguard estimated the follow-on cash required to fund Safeguard’s operations and contingencies after giving effect to this Transaction. For purpose of calculating the Cash Payment, Safeguard used the average of the $25.0 million to $45.0 million range -- $35 million -- in its calculations, factoring in estimates of: (i) Safeguard’s recurring operating costs and contingencies, (ii) exit timing of Safeguard’s ownership interests, and (iii) an appropriate discount rate applied to those cash flows. In determining the Cash Payment, Safeguard excluded any excess cash that represents cash on hand less the amounts required to be retained to: support Safeguard’s operations, satisfy its liabilities and pay costs of the Stock Splits and overall Transaction.

The Board also considered both the historical market prices and recent trading activity as well as the current market prices of our common stock. On September 29, 2023, which was prior to the Board’s approval of the Stock Splits and the Transaction, our common stock closed at $1.00 per share. For each of the ten trading days and twenty trading days prior to September 29, 2023, our average closing stock price was $1.03 per share and $1.08 per share, respectively.

The Cash Payment of $1.65 represents a 65%, 60%, and 53% premium to the September 29, 2023, closing price and the average ten trading day and twenty trading day closing prices prior to September 29, 2023, respectively. On a volume weighted basis, the 30-day, 60-day, and 90-day closing prices per share prior to September 29, 2023 were $1.07, $1.14, and $1.18. The Cash Payment of $1.65 represents a 55%, 44%, and 39% premium to such volume weighted closing prices, respectively.

In reaching its conclusion as to the fairness of the Cash Payment, the Board did not base such conclusion on the liquidation value of Safeguard, as there is no present intention of liquidating Safeguard. In addition, the Board believes that the value of Safeguard’s assets that might be realized in liquidation may be substantially less than its going concern value. Further, the Board believes that a liquidation process would involve substantial legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation.

Although the Board did not formally request or rely on a fairness opinion on behalf of unaffiliated shareholders or potential Cashed Out Shareholders, Safeguard has performed valuation work on the ownership interests and has worked extensively with independent financial advisors on its portfolio valuation methodologies. The potential costs of such a fairness opinion were considered to be quite substantial compared to any potential value of such an opinion.

In addition, the Board also believes that the Reverse Stock Split provides a large number of our record holders with the opportunity to obtain cash for their shares in a limited trading market and at a premium over the recent trading price range of our common stock.

No Firm Offers. Despite multiple efforts, the Board did not have the benefit of any firm offers during the past two years by any affiliate or unaffiliated person for the merger or consolidation of Safeguard with or into any other company, the sale or other transfer of all or any substantial part of the assets of Safeguard, or a purchase of our shares of common stock or other securities that would enable the holder to exercise control of Safeguard to consider as part of its deliberations.

Procedural Fairness. No unaffiliated representative acting solely on behalf of our unaffiliated shareholders for the purpose of negotiating the terms of the Stock Splits was retained by Safeguard, nor were special provisions made to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services. The Board considered and evaluated whether such a deregistration/delisting transaction, or so-called “going dark” transaction, would be in the best interests of our shareholders and approved the specific terms of such a transaction for recommendation to our shareholders. We believe that the Board, whose members are each independent within the meaning of Nasdaq Corporate Governance Listing Standards and Section 10A-3(b) of the Exchange Act, was sufficient to protect the interests of unaffiliated shareholders. In addition, the Board took note of the fact that the interests of unaffiliated shareholders inherently varied depending upon whether any particular unaffiliated shareholder held more or less than the Minimum Number of shares. Although there was no unaffiliated representative that acted solely on behalf of the unaffiliated shareholders for the purpose of negotiating the terms of the Stock Splits, the independent members of the Board protected the unaffiliated shareholders by recommending effecting the Transaction in a way that is fair to them.

The Board believes this proxy statement, along with our other filings with the SEC and provisions of Pennsylvania law that provide shareholders with the right to review our books and records, provide a great deal of information for unaffiliated shareholders to make an informed decision as to the Stock Splits and the overall Transaction, and that no special provision for the review of our files is necessary.

The affirmative vote of a majority of the votes cast by all of our shareholders entitled to vote thereon, and not a majority vote of unaffiliated shareholders, is necessary to approve the Stock Split Proposals. The Board determined not to condition the approval of the Stock Split Proposal on the approval by a majority of the votes cast by unaffiliated shareholders entitled to vote thereon. The Board noted that affiliated and unaffiliated shareholders will be treated equally as a result of the Stock Splits; however, because the number of shares owned by a shareholder is a factor considered in determining affiliate status, as a practical matter, the stock of certain affiliated shareholders will not be cashed out in the Reverse Stock Split. If separate approval of unaffiliated shareholders were required, our affiliated shareholders would receive lesser voting rights than unaffiliated shareholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment as a result of the Stock Splits. As of September 26, 2023, approximately 9.3% and 12% of the issued and outstanding shares of our common stock was held by our directors and executive officers and 10% shareholders, respectively. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock held by them “FOR” the Stock Split Proposals and “FOR” the Adjournment Proposal (see “Discussion and Special Factors—Interests of Executive Officers, Directors and 10% Shareholders”).

Furthermore, a separate vote of the majority of the shares of common stock outstanding as of the record date held by unaffiliated shareholders is not required under Pennsylvania law. Finally, shareholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective time of the Stock Splits, so as to retain some or all of their shares of common stock, or to receive cash for some or all of their shares, as they see appropriate.

The Board also noted that there will be no material change in the percentage ownership of the executive officers and directors as a group.

Recommendation of the Board. Based on the foregoing analyses, including a consideration of the disadvantages of the Stock Splits as a means to effect the Transaction, the Board believes that the Transaction, including the specific terms of the Stock Splits, is procedurally and substantively fair to all shareholders, including the unaffiliated shareholders, regardless of whether a shareholder receives cash or continues to be a shareholder following the Stock Splits, and believes that the cash payment of $1.65 per pre-split share to be fair consideration for those shareholders of record holding fewer than the Minimum Number of shares of record. As a result, at a meeting held on September 30, 2023, the Board determined by a unanimous vote that the Transaction, including the specific terms of the Stock Splits, is fair to, and in the best interests of, our shareholders, including all unaffiliated shareholders, and recommends that you vote “FOR” the Stock Split Proposals.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Stock Splits to Safeguard and its shareholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses shareholders who hold their shares of our common stock as a capital asset. This summary does not address any state, local, foreign, or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. No assurance can be given that possible changes in such United States federal income tax laws or interpretations will not adversely affect this summary. This summary is not binding on the Internal Revenue Service (the “IRS”).

Except as otherwise noted, the federal income tax consequences to shareholders described below is the same for both affiliated shareholders and unaffiliated shareholders. The following summary does not address all United States federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that may be subject to special tax rules, including, without limitation: financial institutions, tax-exempt organizations (including private foundations), insurance companies, dealers in securities, foreign investors, pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein), holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, certain former citizens or long-term residents of the United States, and persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code.

For purposes of this summary, a “U.S. holder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

•	an estate the income of which is subject to federal income taxation regardless of its sources; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or a valid election is in effect under applicable Treasury Regulations to be treated as a domestic trust.

A "non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of our common stock that is a not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner with respect to the Transaction generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the U.S. federal, state, local, and foreign income tax consequences of the Stock Splits.

NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS IN CONNECTION WITH THE STOCK SPLITS. ACCORDINGLY, EACH SHAREHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Tax Consequences to Safeguard. We believe that the Stock Splits generally should be treated as a tax-free “recapitalization” or other non-recognition event for federal income tax purposes in which case the Transaction should have no material federal income tax consequences to Safeguard. Safeguard has significant tax assets, in the form of carryforwards of net operating losses and tax credits, which are fully reserved. These assets nonetheless represent potential value to Safeguard by virtue of their ability to reduce income taxes payable. Safeguard’s ability to utilize such assets may be limited by transactions such as the Stock Splits, particularly if ownership changes trigger certain provisions of Section 382 of the Code (“Section 382”). Safeguard has evaluated its exposure to Section 382 and believes that the Stock Splits are not expected to trigger these provisions. However, Safeguard cannot guarantee that there will be no impact, particularly since it depends on actions of shareholders, who are not within our control.

Federal Income Tax Consequences to U.S. Holders Who Do Not Receive Cash in the Stock Splits. If you are a U.S. holder that receives no cash as a result of the Stock Splits, but continue to hold our shares of common stock immediately after the Stock Splits, you will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares you hold immediately after the Stock Splits will equal the aggregate adjusted tax basis of the shares you held immediately prior to the Stock Splits, and the holding period in those shares will be the same as immediately prior to the Stock Splits.

Federal Income Tax Consequences to U.S. Holders Who Receive Cash in the Stock Splits and Who Will Own, or Will Be Considered under the Code to Own, Shares of Common Stock After the Stock Splits. In some instances, you may be entitled to receive cash in the Stock Splits for shares of our common stock you hold in one capacity but continue to hold shares in another capacity. For example, you may own fewer than the Minimum Number of shares in your own name (for which you will receive cash) and own at least the Minimum Number of shares in your brokerage account in “street name.” Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than the Minimum Number of shares in your own name (for which you will receive cash) and your spouse owns at least the Minimum Number of shares (which will continue to be held following the completion of the Stock Splits), the shares owned by your spouse generally will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our common stock, for federal income tax purposes, immediately after the Stock Splits, you generally will be treated as owning shares actually or constructively owned by certain family members and entities in which you, or a member of your family, have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of common stock you own in another capacity, or which are attributed to you, may remain outstanding.

If you are a U.S. holder that receives cash as a result of the Stock Splits, but are treated as continuing to own shares of common stock through attribution as described above, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares, provided that the receipt of cash either is “a complete termination of interest,” “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below. Gain or loss must be calculated separately with respect to each block of shares of common stock exchanged in the Stock Splits.

Complete Termination of Interest. Notwithstanding the continued constructive ownership of shares of our common stock from certain family members under the attribution rules described above, the receipt of cash as a result of the Stock Splits may qualify as “a complete termination of interest” if (i) you have no interest in Safeguard after the Transaction other than as a creditor, (ii) you do not acquire any such interest in Safeguard in the next ten years (other than stock acquired by bequest or inheritance), (iii) you file an agreement with the IRS to notify the IRS if you acquire any such interest during such ten-year period, (iv) none of the redeemed shares of our common stock was acquired, within the ten-year period ending on the date of the receipt of cash in the Stock Splits, by you from a person whose stock ownership would be attributed to you under the attributable rules described above, and (v) no person owns, at the time of the redemption, shares of our common stock which is attributable to you under the attribution rules described above and was acquired from you within the ten-year period ending on the date of the redemption, unless such stock acquired from you is also exchanged for cash in the Stock Splits. The rules for qualifying for a complete termination of interest despite family attribution of shares are complex and you must rely on your own tax adviser to determine whether or not you are able to meet such requirements.

Not Essentially Equivalent to a Dividend. The receipt of cash is “not essentially equivalent to a dividend” if the reduction in your proportionate interest in us resulting from the Stock Splits (taking into account for this purpose shares of common stock which you are considered to own under the attribution rules described above) is considered a “meaningful reduction” given your particular facts and circumstances. The IRS has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test.

Substantially Disproportionate Redemption of Stock. The receipt of cash in the Stock Splits will be a “substantially disproportionate redemption of stock” if (a) you own less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by you immediately after the Stock Splits is less than 80% of the percentage of shares of voting stock owned by you immediately before the Stock Splits. For purposes of these percentage ownership tests, you are considered to own common stock owned directly as well as indirectly through the application of the attribution ownership rules described above.

Capital gain or loss recognized by a U.S. holder will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. If you are an individual U.S. holder, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 20%. In general, dividends are taxed at ordinary income rates. However, a U.S. holder may qualify for a 20% federal income tax rate on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate shareholder; (ii) you have held the common stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.

If the receipt of cash by a U.S. holder in exchange for shares of common stock is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of (and in reduction of) your aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

If you, or a person or entity whose ownership of shares would be attributed to you, will continue to hold common stock immediately after the Stock Splits, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Stock Splits, in light of your specific circumstances.

Federal Income Tax Consequences to U.S. Holders Who Receive Cash in the Stock Splits and Who Will Not Own, and Will Not Be Considered under the Code to Own, Shares of Common Stock After the Stock Splits. If you are a U.S. holder that receives cash as a result of the Stock Splits and you do not own, and are not considered to own, shares of our common stock immediately after the Stock Splits, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares. Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Stock Splits. The deductibility of capital loss is subject to limitations.

Backup Withholding. If you are a U.S. holder that receives cash as a result of the Stock Splits, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.

Non-U.S. Holders. Generally, non-U.S. holders will not recognize any gain or loss as a result of the Stock Splits. In particular, gain or loss will not be recognized with respect to cash received as a result of the Stock Splits provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Stock Splits and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements. If such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, the non-U.S. holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. holders, and if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply. If the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Stock Splits and certain other requirements are met, the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain from the exchange of the shares of our common stock, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any.

Notwithstanding the foregoing, if the receipt of cash by a non-U.S. holder in exchange for shares of common stock has the effect of a dividend distribution under the tests set forth above under “Federal Income Tax Consequences to U.S. Holders Who Receive Cash in the Stock Splits and Who Will Own, or Will Be Considered under the Code to Own, Shares of Common Stock After the Stock Splits,” the gain will be treated as a dividend rather than capital gain to the extent of your ratable share of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes, then as a tax-free return of capital to the extent of (and in reduction of) your aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Safeguard will withhold U.S. federal income taxes equal to 30% of any cash payments made to a non-U.S. holder as a result of the Stock Splits that may be treated as a dividend, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a non-U.S. holder claiming a reduction in (or exemption from) such tax must provide Safeguard with a properly completed IRS Form W-8BEN (or other appropriate IRS Form W-8) claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the non-U.S. holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides Safeguard with an appropriate statement to that effect on a properly completed IRS Form W-8ECI. Moreover, Safeguard may withhold U.S. federal income taxes at a 30% rate on cash payments to a non-U.S. holder regardless of whether the non-U.S. holder satisfies a test described above under “Federal Income Tax Consequences to U.S. Holders Who Receive Cash in the Stock Splits and Who Will Own, or Will Be Considered under the Code to Own, Shares of Common Stock After the Stock Splits.” A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-U.S. holder (i) meets one of the tests described above that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the non-U.S. holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due

Non-U.S. holders should consult their own tax advisors regarding possible dividend treatment and should consult their own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Stock Splits.

U.S. Information Reporting and Backup Withholding. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Stock Splits if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

FATCA. Under the Foreign Account Tax Compliance Act (‘‘FATCA’’), withholding taxes may apply to certain types of payments made to ‘‘foreign financial institutions’’ (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Any cash paid to a non-U.S. holder as a result of the Stock Splits that is treated as dividend may be subject to withholding under FATCA unless the requirements set forth above are satisfied (if applicable) and appropriate certifications are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Planned Management Structure Adjustments

Upon giving effect to the Transaction, we will no longer be subject to the reporting requirements under the Exchange Act or other requirements applicable to a public company, including governance requirements under the Sarbanes-Oxley Act and the listing standards of any national securities exchange, and we plan to adjust our management structure by reducing the size of the Board to two members and reorganizing our management to primarily use an external service provider, with our current executive officers and employees expected to provide limited consulting services to Safeguard, on an as-needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction.

If shareholders approve the Stock Split Proposals and we proceed with the Transaction, the size of the Board is expected to be reduced to two members from the current governance structure of Safeguard, to be determined by the Board upon the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, and there will be no standing committees of the Board. Each of such two directors is expected to serve on the Board for a term expiring at the 2024 annual meeting of shareholders and until such director’s successor is duly elected and qualified. Each Board member is expected to receive $75,000 per year as an annual cash retainer fee for the Board service instead of equity grants under the current director compensation structure.

Pursuant to the terms of his employment agreement, Eric C. Salzman serves as our Chief Executive Officer for a term ending on December 31, 2023, and we do not expect to be entering into a new employment agreement with Mr. Salzman or extending the term of the existing employment agreement. Starting from January 1, 2024, Mr. Salzman will no longer serve as our Chief Executive Officer and is expected to provide certain consulting services to Safeguard, on an as needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction.

In addition, if shareholders approve the Stock Split Proposals and we proceed with the Transaction, starting from January 1, 2024, we expect to begin transitioning Safeguard’s general and administrative functions, including, but not limited to, overseeing the remaining ownership interests, monitoring any continued escrow amounts due to Safeguard and other contractual arrangements, maintaining Safeguard’s books and records, overseeing the process of shareholder distributions when and if proceeds from the monetization of our ownership interests are available and maintaining quarterly and annual shareholder communications, to an external management service provider to be selected by the Board, with our remaining officers and employees no longer maintaining their current positions, but instead providing consulting services to Safeguard, on an as needed basis, on the terms and schedule to be approved by the Board, at its discretion, depending on the timing of the Transaction.

Interests of Executive Officers, Directors and 10% Shareholders

General Information

Upon the effectiveness of the Stock Splits, the aggregate number of shares of our common stock owned by our directors and executive officers will not increase and the ownership percentage of the shares of our voting stock held by those of our directors, executive officers and 10% shareholders who will be Continuing Shareholders will increase at the same rate as the ownership percentage of all the other Continuing Shareholders, as a result of the reduction of the number of shares of our common stock outstanding. Safeguard will not be prevented from repurchasing shares of our common stock in the future from the Continuing Shareholders, including the affiliated Continuing Shareholders, as a result of the Transaction.

The ownership percentage and the reduction in the number of shares outstanding following the Stock Splits may increase or decrease depending on purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective time of the Stock Splits. The ownership percentage of our shares of common stock held by those of our directors, executive officers and 10% shareholders who will be Continuing Shareholders, as well as the ownership percentage of our other Continuing Shareholders, will proportionally increase or decrease as a result of such purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective time of the Stock Splits.

On January 17, 2023, Eric C. Salzman, our Chief Executive Officer, received a restricted stock award of 125,000 shares of our common stock, which vests on a monthly basis through December 31, 2023, subject to Mr. Salzman’s continued employment at Safeguard, of which approximately 10,417 shares are expected to vest on each of October 15, 2023, November 15, 2023 and December 15, 2023. In March 2023, Mr. Salzman received a performance stock unit grant representing a right to receive 125,000 shares of our common stock, which will vest based on the discretion of the Compensation Committee of the Board and if certain performance criteria are achieved by December 31, 2023, subject to Mr. Salzman’s continued employment at Safeguard. See “—Agreements with Safeguard” below for additional information related to Mr. Salzman’s equity grants.

On June 30, 2023, each member of our Board received a restricted stock grant of 44,497 shares of our commons stock vesting on the first anniversary of the date of the grant. If prior to such first anniversary, a director ceases to be a member of the Board for any reason other than (i) death, (ii) disability or (iii) as a result of not being nominated by Safeguard’s Nominating and Corporate Governance Committee for re-election to the Board, the unvested shares of common stock under this grant will be forfeited. If shareholders approve the Stock Split Proposals and we proceed with the Transaction, the size of the Board is expected to be reduced to two members from the current governance structure of Safeguard, to be determined by the Board upon the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, and the remaining directors are expected to resign from the Board. We expect to deem such resignation related to the Transaction to be an equivalent of not being nominated for re-election for the purposes of the vesting of the restricted stock grant.

None of our directors, executive officers or 10% shareholders has any interest, direct or indirect, in the Stock Splits, other than interests arising from (i) the ownership of shares of our common stock, where those directors, executive officers or 10% shareholders receive no extra or special benefit from the Transaction that is not shared on a pro rata basis by all other holders of our common stock, (ii) the ownership of restricted stock or restricted stock unit grants relating to the right to receive shares of our common stock upon the vesting of these grants, which will not be affected by the Stock Splits, (iii) severance arrangements, or (iv) potential arrangements related to the planned adjusted management structure of Safeguard.

As of September 26, 2023, approximately 9.3% and 12% of the issued and outstanding shares of our common stock was held by our executive officers and 10% shareholders, respectively. Our executive officers have indicated that they intend to vote all of the shares of our common stock held by them “FOR” the Stock Split Proposals and “FOR” the Adjournment Proposal. Safeguard’s affiliated shareholders, including our directors and executive officers, will be treated no differently than unaffiliated shareholders, including unaffiliated Cashed Out Shareholders and unaffiliated Continuing Shareholders.

For information relating to the beneficial ownership of our common stock by executive officers, directors and 10% shareholders, see “Security Ownership of Certain Beneficial Owners and Management.”

See “—Effects of the Transaction (including the Stock Splits)—Effect of the Transaction (including the Stock Splits) on our Directors, Executive Officers and 10% Shareholders.”

Agreements with Safeguard

During the last two years, none of our directors, executive officers or 10% shareholders have entered into any agreements with Safeguard, except as follows:

On January 1, 2023, Safeguard entered into an employment agreement (the “Salzman Agreement”) with Eric C. Salzman, which provides for the terms and conditions of Mr. Salzman’s continued employment as our Chief Executive Officer. The Salzman Agreement amended and restated in its entirety the employment agreement previously entered into between Safeguard and Mr. Salzman on December 21, 2021 (the “Prior Employment Agreement”). Pursuant to the terms of the Salzman Agreement, Mr. Salzman serves as our Chief Executive Officer for a term ending on December 31, 2023 (the “Term”) on substantially similar terms as the Prior Employment Agreement.

Under the terms of the Salzman Agreement, Mr. Salzman receives an annual base salary equal to $500,000. In addition, Mr. Salzman has received under our 2014 Equity Compensation Plan (the “Plan”): (i) a restricted stock award of 125,000 shares of common stock, which vests and becomes payable ratably on a monthly basis over the Term, subject to Mr. Salzman’s continued employment (the “Restricted Stock Grant”); and (ii) a restricted stock unit grant representing a right to receive 125,000 shares of common stock, which will vest if certain performance criteria are achieved, subject to Mr. Salzman’s continued employment (the “Performance Unit Grant”). The Restricted Stock Grant and Performance Unit Grant include dividend or dividend equivalent rights (as applicable) which accrue and/or become payable when the underlying shares are vested or no longer subject to forfeiture, as applicable. Mr. Salzman is also eligible to participate in our welfare and benefit plans generally available to our executive employees.

The Salzman Agreement provides that if Mr. Salzman is terminated without “Cause” (as defined in the Salzman Agreement) or resigns for “Good Reason” (as defined in the Salzman Agreement), Mr. Salzman will be paid an amount equivalent to the unpaid portion of his base salary which would have been payable for the remainder of the Term. Any shares subject to the Restricted Stock Grant and the Performance Unit Grant awarded prior to Mr. Salzman’s termination date and not previously vested and paid will vest upon Mr. Salzman’s termination without Cause or for Good Reason. Any shares subject to the Restricted Stock Grant and the Performance Unit Grant awarded prior to a Change of Control (as defined in the Plan) and not previously vested and paid will vest in the event of a Change of Control. We will also pay the cost of COBRA continuation coverage for Mr. Salzman with respect to medical insurance, less such co-payment amount payable by him under the terms of our medical insurance program as in effect on the date of such termination, for the balance of the Term.

This summary description of the Salzman Agreement is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Salzman Agreement, which is filed as an exhibit to Safeguard’s Current Report on Form 8-K, dated January 4, 2023 and is incorporated herein by reference.

Golden Parachute Compensation

This section sets forth information required by Item 402(t) of Regulation S-K regarding the compensation for each of Safeguard’s named executive officers that is based on or otherwise relates to the Transaction and related adjustments to Safeguard’s management structure. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that (i) our named executive officers will no longer maintain their current positions on January 1, 2024, (ii) the Salzman Agreement will expire on December 31, 2023 pursuant to its terms, and (iii) Mr. Herndon’s employment will be terminated in a manner entitling the executive to receive the severance benefits described below.

The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the Effective Time of the Merger, or the value of payments or benefits that are not based on or otherwise related to the Transaction or related adjustments to Safeguard’s management structure.

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Eric C. Salzman	—	—	—	—	—	—	—

Mark A. Herndon	313,500	—	—	—	—	10,816	324,316

Mr. Herndon is entitled to receive the following benefits upon involuntary termination of employment without cause by Safeguard in connection with the Transaction:

•	Payment equal to six months of his base annual salary, payable in semi-monthly installments over six months;

•	Up to six months’ continued COBRA coverage under Safeguard’s medical insurance program; provided, however, that such coverage shall terminate immediately upon his commencement of full-time employment with any other employer during the severance period; and

•	A lump sum payment equal to the applicable premium otherwise payable for COBRA continuation coverage with respect to dental insurance for a six-month period.

Mr. Herndon is also entitled to receive payment of his 2023 Management Incentive Program target variable incentive at 100% achievement, prorated through the date of his termination of employment.

See “—Planned Management Structure Adjustments” for a description of potential arrangements between Safeguard and our directors and executive officers.

Source of Funds and Expenses

Expenses

Based on information we have received as of September 26, 2023 from our transfer agent as to holdings of our record holders, as well our estimates of other expenses relating to the Transaction, we believe that the total cash to be paid in connection with the Transaction to Safeguard would be approximately $1.2 million if the Minimum Number were 75, which is the approximate midpoint within the proposed range of Stock Split Ratios. This amount includes approximately $10,000 needed to cash out fractional shares as a result of the Stock Splits if the Minimum Number were 75. However, this amount, which is for illustrative purposes only, could be larger or smaller depending on, among other things, the Stock Split Ratios ultimately selected by the Board, the number of fractional shares that will be outstanding at the time of the Stock Splits as a result of purchases, sales and other transfers of our shares of common stock by our shareholders. In addition, $1.2 million of the total cash to be paid in connection with the Transaction includes approximately $0.9 million of severance expenses, as well as the following approximated legal, accounting and other costs will be incurred by Safeguard to effect the Stock Splits and the overall Transaction:

•	$225,000 for legal and accounting expenses; and

•	$75,000 for solicitation expenses, including fees associated with filing, printing and mailing proxy materials.

Safeguard is responsible for paying all of the above expenses.

Source of Funds

Safeguard expects to pay the Cash Payment to the Cashed Out Shareholders and the costs relating to the Stock Splits and the overall Transaction from cash on hand.

Effective Time of Stock Splits and the Overall Transaction

The Stock Splits will become effective as of the time that Safeguard amends our articles of incorporation through the filing of articles of amendment to our articles of incorporation with the Pennsylvania Department of State to effectuate the Reverse Stock Split and the Forward Stock Split. Following the special meeting, the Board will need to evaluate updated ownership data impacting the various Stock Split Ratios so that it can determine the aggregate costs of the Stock Splits within the range of Stock Split Ratios before choosing a Stock Split Ratio. Depending on the number of shareholders owning fewer than the Minimum Number of shares, the Board may abandon the Stock Splits, if the Stock Splits become too costly, or the overall Transaction. Subject to the Board’s ability to abandon the proposed Stock Splits and the overall Transaction, the Board intends to determine the Stock Split Ratios and effect the Stock Splits as soon as reasonably practicable after the Stock Splits are approved by our shareholders, which would likely occur immediately following the public announcement of the Stock Split Ratios chosen by the Board. Our common stock acquired by us in connection with the Stock Splits will be held as treasury shares, retired or restored to the status of authorized but unissued shares.

Assuming the Board determines that the Stock Splits will result in us having fewer than 300 record holders of our common stock after the effective time of the Stock Splits, we intend to file applicable forms with the SEC to deregister our shares of common stock under the federal securities laws and to delist our shares from Nasdaq. Specifically, in connection with the Transaction, we intend to file a Form 25 to delist our common stock from Nasdaq, which will terminate the registration of our common stock under Section 12(b) of the Exchange Act ten days thereafter. On or around the tenth day following the Form 25 filing, we intend to file a Form 15 with the SEC certifying that we have less than 300 shareholders, which will terminate the registration of our common stock under Section 12(g) of the Exchange Act. After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% shareholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. However, our obligation to file periodic and current reports with the SEC will not be suspended with respect to the 2023 fiscal year due to our existing registration statements filed under the Securities Act, and we will file with the SEC our Annual Report on Form 10-K for the fiscal year ending December 31, 2023. However, if on the first day of any fiscal year we have more than 300 shareholders of record, we will once again become subject to the reporting requirements of the Exchange Act. If necessary to maintain its suspension of SEC reporting obligations, Safeguard reserves the right to take additional actions that may be permitted under Pennsylvania law, including effectuating further reverse stock splits. Despite no longer being an SEC reporting company, Safeguard will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

Termination of Transaction

Although we are requesting your approval of the Stock Split Proposals, the Board has retained authority, in its discretion, to withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote. Subject to its compliance with Pennsylvania law and the federal proxy rules, the Board also reserves the right to change the terms of the Stock Splits and the overall Transaction, including the ratios of Stock Splits and the amount of the Cash Payment, to the extent it believes it is necessary or desirable in order to accomplish our goal of staying below 300 record holders. In addition, even if the Stock Splits are approved by shareholders at the Special Meeting, the Board may determine not to implement the Stock Splits if subsequently it determines that the Stock Splits are not in the best interests of Safeguard and its shareholders. By approving the Stock Splits you are also authorizing the Board to abandon the Stock Splits or the overall Transaction. If for any reason the Stock Splits are not approved, or if approved, are not implemented, our common stock will not be deregistered until such time as we otherwise elect to do so, if Safeguard is eligible to do so at such time (i.e., if the number of record holders of our common stock continued to be below 300). Reasons to withdraw the proposed Stock Splits from the agenda, amend the terms of the proposed Stock Splits or to abandon the proposed Stock Splits or the overall Transaction, may include, among other things:

•	any change in the nature of the holdings of shareholders which would result in us not being able to reduce the number of our record holders below 300 as a result of the Stock Splits;

•	any reduction in the number of record holders to a number below 300 such that Safeguard is eligible to file a Form 15 to suspend its reporting obligations and the Stock Splits are determined to be no longer necessary as a means of terminating our reporting obligations under the Exchange Act;

•	any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would increase in any material respect the cost and expense of the Stock Splits compared to what we presently estimate;

•	any material change in the closing price of our common stock prior to the effective time of the Stock Splits; and

•	any change in the general political, market, economic or financial conditions in the United States or abroad or any change in our financial condition, business or prospects that could, in our reasonable judgment, have a material effect on our business, condition (financial or other), assets, income, operations or prospects or that of any of our subsidiaries or the trading in shares of our common stock, or that would otherwise materially affect in any way the contemplated future conduct of our business or that of any of our subsidiaries, and that would cause us to believe that the Stock Splits and/or the overall Transaction would no longer be in the best interests of our shareholders.

If the Board decides to withdraw the proposed Stock Splits from the agenda of the Special Meeting, amend the terms of the proposed Stock Splits or to abandon the proposed Stock Splits or the overall Transaction, Safeguard will promptly notify shareholders of the decision. See “Discussion and Special Factors—Reservation of Rights.”

Payment for Fractional Shares

Shareholders of record owning fewer than the Minimum Number of shares immediately prior to the effective time of the Reverse Stock Split would be entitled to a fraction of a share of common stock upon the Reverse Stock Split and will be paid cash in lieu of such fraction of a share of common stock on the basis of $1.65, without interest, for each share of common stock held by the Cashed Out Shareholder immediately prior to the effective time of the Reverse Stock Split. Shareholders of record who own at least the Minimum Number of shares immediately prior to the effective time will not receive any cash for their fractional share interests resulting from the Reverse Stock Split. The Forward Stock Split that will immediately follow the Reverse Stock Split will reclassify the whole shares and fractional share interests held by Continuing Shareholders after the Reverse Stock Split back into the same number of shares of our common stock held by them immediately before the effective time of the Stock Splits. As a result, the total number of shares held by Continuing Shareholders will not change after completion of the Stock Splits.

Some of our shareholders of record hold their shares in book-entry form, which means that those shareholders do not have stock certificates evidencing their ownership of common stock. Accordingly, each such Cashed Out Shareholder will receive a check by mail at such Cashed Out Shareholder’s registered address as soon as practicable after the effective time. By signing and cashing this check, the Cashed Out Shareholder will warrant that the Cashed Out Shareholder owns the shares for which the cash payment was received. Our transfer agent, Computershare, will act as our agent for purposes of paying for fractional shares in connection with the Transaction.

Certain of our shares of common stock are held in certificated form. Cashed Out Shareholders of record who hold shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the effective time of the Reverse Stock Split that will contain the necessary materials and instructions on how such shareholder should surrender his, her or its certificates, if any, representing shares of our common stock to the transfer agent and receive the cash payments. Please do not turn in your stock certificates at this time.

For purposes of determining ownership of shares of our common stock on the effective time of the Stock Splits, such shares will be considered held by the person in whose name such shares are registered on our transfer agent’s records (i.e., by shareholders of record). If you hold fewer than the Minimum Number of shares of our common stock in “street name”, your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. You are considered the beneficial owner of these shares. Pursuant to the SEC rules and regulations, we intend to treat each bank, broker or other nominee as one shareholder of record. These banks, brokers and other nominees may have different procedures for processing the Stock Splits. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold at least the Minimum Number, or more than the Minimum Number, of shares of our common stock in the aggregate. Therefore, depending upon their procedures, your bank, broker or other nominee may not be obligated to treat the Reverse Stock Split or the Forward Stock Split as affecting beneficial owners’ shares.

If you hold an account with fewer than the Minimum Number of shares of our common stock in “street name” and want to ensure that your shares are cashed out, we encourage you to promptly contact your bank, broker or other nominee to change the manner in which your shares are held from “street name” into a record holder account in your own name so that you will be a record owner of the shares and could receive the Cash Payment for your fractional shares.

There will be no differences between the respective rights, preferences or limitations of our common stock prior to the Stock Splits and our common stock after the Stock Splits. There will be no differences with respect to dividend, voting, liquidation or other rights associated with our common stock.

No Appraisal or Dissenters’ Rights

Under Pennsylvania law, our articles of incorporation and our Third Amended and Restated Bylaws, no appraisal or dissenters’ rights are available to shareholders of Safeguard who vote against (or abstain from voting on) the Stock Split Proposals. The presence or absence of appraisal rights did not influence the recommendations from the Board regarding the Stock Split Proposals, as none of the alternatives considered by the Board, which are within the control of Safeguard, such as open market repurchases, issuer tender offers and odd-lot tender offers, would have given rise to appraisal rights.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us generally will have a certain period of years from the effective time of the Stock Splits in which to claim the cash payment payable to them depending on applicable state laws. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the Commonwealth of Pennsylvania, in accordance with its escheat laws.

Regulatory Approvals

Safeguard is not aware of any material governmental or regulatory approval required for completion of the Reverse Stock Split or the Forward Stock Split, other than compliance with the relevant federal securities laws and Pennsylvania law.

Litigation

There is no ongoing litigation related to the Reverse Stock Split or the Forward Stock Split, or the overall Transaction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other reports that Safeguard files with the SEC contain forward-looking statements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are based on management’s current expectations, and in some cases can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “may,” “should,” “plan,” “seek,” “forecast,” “target,” “will,” and “would” and other similar expressions.

Forward-looking statements are based on certain assumptions and analyses we make in light of our experience and perception of historical trends, current conditions, expected future developments, and other factors we believe are relevant. In addition, this proxy statement includes certain estimates and projections with respect to our anticipated cost savings and future performance. Such estimates and projections are based on significant assumptions and subjective judgment concerning anticipated results. Although we believe our assumptions, analyses and judgments are reasonable, based on information currently available to us, these assumptions, analyses and judgments are inherently subject to significant risks, variability and contingencies, many of which are beyond our control. These assumptions, analyses and judgments may prove to be incorrect and there can be no assurance that any estimated or projected results are obtainable or will be realized.

These forward-looking statements include, but are not limited to, statements concerning the following:

•	the completion of the Transaction, including the Stock Splits, the delisting of our common stock from Nasdaq, and the termination of the registration of our common stock under the Exchange Act and the suspension of our SEC reporting requirements;

•	the estimated number of shares of our common stock to be cashed-out as a result of the Stock Splits;

•	the expected cost to Safeguard of the Transaction, including the estimated amount to be paid to cash-out the holders of fewer than the Minimum Number of shares of our common stock immediately prior to the effective time of the Reverse Stock Split and the other related costs of the Transaction;

•	the cost savings that Safeguard expects to realize after giving effect to the Transaction; and

•	the ability of Continuing Shareholders to sell their shares of our common stock over-the-counter following the Transaction.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change, or other circumstances that could give rise to the abandonment of the Stock Splits or the overall Transaction;

•	the commencement of any legal proceedings relating to the Stock Splits or the overall Transaction, and the outcome of any such proceedings that may be instituted;

•	the occurrence of any event, change, or other circumstance that could prevent or delay Safeguard from terminating the registration of its common stock under the Exchange Act;

•	the amount of the costs, fees, expenses, and charges that Safeguard incurs in connection with the Transaction, including as a result of the Stock Splits; and

•	our inability to realize the cost savings and operational benefits we expect to achieve as a result of the Transaction.

For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and Safeguard expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events of circumstances, except as required by law.

Because the Stock Splits and the overall Transaction are part of a “going private” transaction within the meaning of Rule 13e-3 under the Exchange Act, the forward-looking statements contained in this proxy statement made in connection with the Stock Splits and the overall Transaction are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

INFORMATION ABOUT THE COMPANY

Market Price of Common Stock

Our common stock is traded on Nasdaq under the symbol “SFE.” The following table sets forth the high and low sales prices reported by Nasdaq for our common stock during the periods indicated:

	High ($)	Low ($)
Fiscal Year 2023:
First Quarter	3.23	1.60
Second Quarter	2.07	1.51
Third Quarter (through September 29, 2023)	1.68	0.98
Fiscal Year 2022:
First Quarter	7.53	4.81
Second Quarter	5.48	3.32
Third Quarter	4.54	3.60
Fourth Quarter	3.89	2.95
Fiscal Year 2021:
First Quarter	8.59	6.35
Second Quarter	7.90	5.95
Third Quarter	8.93	7.38
Fourth Quarter	8.98	6.23

On October 4, 2023, the last trading day before we announced the Transaction, and on the record date, the closing prices of our common stock on Nasdaq were $1.01 and $[●], respectively.

Dividends

The declaration of dividends is subject to the discretion of our Board and is restricted by applicable state law limitations on distributions to shareholders. Safeguard did not pay any cash dividends during fiscal years ended December 2022 and 2021, respectively. On November 7, 2019, the Board declared a special cash dividend of $1.00 per share, payable on December 30, 2019 to shareholders of record as of the close of business on December 23, 2019. Consistent with our strategy to return value to shareholders, we contemplate declaring a dividend during the quarter ending December 31, 2023, subject to the Board approval, using Safeguard’s excess cash that represents cash on hand less the amounts required to be retained to support Safeguard’s operations, satisfy its liabilities and pay costs of the Stock Splits and overall Transaction.

Shareholders

As of September 26, 2023, there were approximately 390 holders of record of our common stock.

The Filing Person

Safeguard is the Filing Person for the purpose of the Transaction.

Stock Purchases by Filing Person

During fiscal years ended December 31, 2022 and 2021 and six months ended June 30, 2023, Safeguard repurchased 5.3 million shares of common stock, in the aggregate, through a combination of open market purchases and a tender offer, for the aggregate purchase price of $45.4 million, for an average purchase price of $8.56 per share. The following table provides information about such quarterly purchases of shares of our common stock by Safeguard during fiscal years ended December 31, 2022 and 2021 and six months ended June 30, 2023:

		Range of Prices Paid
	Number of Shares Purchased	High	Low	Average Purchase Price
Fiscal Year 2023
First Quarter	25,096	$3.06	$2.95	$3.01
Second Quarter	—	—	—	—
Fiscal Year 2022
First Quarter	147,795	$5.35	$5.17	$5.27
Second Quarter	221,479	$5.43	$3.39	$4.27
Third Quarter	84,261	$4.44	$3.67	$4.00
Fourth Quarter	257,946	$3.80	$3.02	$3.41
Fiscal Year 2021
First Quarter	—	—	—
Second Quarter	229,286	$7.51	$6.57	$6.93
Third Quarter	6,873	$7.52	$7.45	$7.47
Fourth Quarter	4,304,826	$9.06	$9.06	$9.06

In addition, Safeguard is deemed to repurchase shares of its common stock initially issued as restricted stock awards to employees and subsequently withheld from employees to satisfy the statutory withholding tax liability upon the vesting of such restricted stock awards.

Directors and Executive Officers

The business address for all of our directors and executive officers is c/o Safeguard Scientifics, Inc., 150 N. Radnor Chester Rd., Suite F-200, Radnor, PA 19087, and the business telephone number of all of our directors and executive officers is (610) 293-0600.

The following table sets forth information as of September 30, 2023, concerning the name, age, and position of each of our directors and executive officers.

Name	Age	Position
Ross D. DeMont	50	Director
Russell D. Glass	61	Director
Joseph M. Manko, Jr.	57	Chairman of the Board
Beth S. Michelson	53	Director
Eric C. Salzman	56	Chief Executive Officer
Mark A. Herndon	54	Senior Vice President and Chief Financial Officer

Set forth below is a summary of the business experience of each of our directors and executive officers.

Ross D. DeMont, Director. Mr. DeMont joined Safeguard as a Director in 2022. He serves on the Audit, Compensation, and Nominating & Corporate Governance committees of Safeguard. Mr. DeMont has also served as a board observer of FREDsense Technologies since 2017, as well as the Chief Investment Officer at the Rainin Group, Inc., which manages the assets of both a family office and the investments of the Kenneth Rainin Foundation, since 2020. He was also the Director of Research for Public and Private Investments of Rainin Group, LLC from 2016 to 2019. Mr. DeMont served on the board of Desalitech, Inc., a private, venture backed company selling into the industrial water treatment industry, from 2017 to 2020 and on the board of Sierra Monitor Corp. (Ticker: SRMC), focused on device connectivity and environmental instrumentation, from 2018 to 2019. From 2002 to 2016, Mr. DeMont was a Managing Member and Portfolio Manager of Midwood Capital Management, a private investment partnership making concentrated investments in public companies. From 2001 to 2002, Mr. DeMont was a Senior Associate (Public/Private Investment Fund) at Igoe Capital Partners, LLC, a hybrid public/private equity investment firm with a primary focus on the small- and micro-cap sectors. Mr. DeMont also worked as an Associate at Presidio Strategies, LLC in Mergers and Acquisitions from 1998-1999 and as a Financial Analyst (Investment Banking) at J.P. Morgan, Inc. with a focus on Corporate Finance and Mergers and Acquisitions from 1996 to 1998. Mr. DeMont earned a B.A. with Honors in both Economics and Government from Connecticut College and an MBA from the Tuck School of Business at Dartmouth where he was a Tuck Scholar.

Russell D. Glass, Director. Mr. Glass joined Safeguard as a Director in 2018. He serves on the Audit, Compensation, and Nominating & Corporate Governance committees of Safeguard. Mr. Glass has experience relating to private equity, investment banking and serving as chief executive officer of a public company. Mr. Glass has experience serving on the boards of several public and private companies in a wide range of industries. Since 2005, Mr. Glass has served as a Managing Member of RDG Capital LLC, a private investment company, and since 2014, he has served as a Managing Member of RDG Capital Fund Management, a private investment company. Mr. Glass was Vice Chairman of Clarim Acquisition Corp., a special purpose acquisition company, from 2020 to 2022, and Director of A.G. Spanos Corporation, a national real estate development company, since 1993. He previously was a Managing Member of Princeford Capital Management, an investment advisory firm, from 2009 to 2014. Mr. Glass has served as an officer for several companies, including as Chief Executive Officer of Cadus Pharmaceutical Corporation (n/k/a Cadus Corporation), a biotechnology holding company from 2000 to 2003 and as a director from 1998 to 2011, as Co-Chairman and Chief Investment Officer of Ranger Partners, an investment fund company, from 2002 to 2003, and as President and Chief Investment Officer of Icahn Associates Corporation, a diversified investment firm and principal investment vehicle for Carl Icahn, from 1998 to 2002. From 1996 to 1998, Mr. Glass was a Partner at Relational Investors LLC, an investment fund management company, and from 1988 to 1996, he was a Partner at Premier Partners Inc., an investment banking and research firm. From 1984 to 1985, Mr. Glass was an Analyst with Kidder, Peabody & Co., an investment banking firm. Mr. Glass has also previously served as a Director of the Council for Economic Education, Automated Travel Systems, Inc., Axiom Biotechnologies, Blue Bite, Global Discount Travel Services/Lowestfare.com, National Energy Group, and Next Generation Technology Holdings, Inc. Mr. Glass earned a B.A. in Economics from Princeton University and an MBA from the Stanford Graduate School of Business.

Joseph M. Manko, Jr., Chairman of the Board. Mr. Manko joined Safeguard as a Director in 2019. He serves on the Audit, Compensation, and Nominating & Corporate Governance committees of Safeguard. Mr. Manko has experience serving on the boards of several companies and has participated in numerous shareholder value creation strategies and monetizations. Mr. Manko has been serving as a Managing Member and Senior Principal of Horton Capital Management, LLC, an investment fund, since 2013, and as a minority owner and Managing Director at Mufson Howe Hunter & Co., LLC, a boutique investment bank focusing on middle-market companies, since 2011. From 2005 to 2010, Mr. Manko was a Partner and Chief Executive Officer of Switzerland-based BZ Fund Management Limited, where he was responsible for corporate finance, private equity investments, three public equity funds and the firm’s Special Situations and Event-Driven strategies. Mr. Manko’s prior investment bank experience includes serving as a Managing Director of Deutsche Bank AG (NYSE:DB) from 1997 to 2004, and serving as Vice President of Merrill Lynch & Co., Inc. (n/k/a BofA Securities (NYSE:BAC)), from 1995 to 1997. Mr. Manko also has legal experience, having worked as a Corporate Finance Attorney at Skadden, Arps, Slate, Meagher & Flom LLP, from 1991 to 1995. Mr. Manko also serves as a director on the board of Koru Medical Systems, Inc., and has previously served as a director on the board of Creative Realties, Inc. and Wireless Telecom Group, Inc.

Beth S. Michelson, Director. Ms. Michelson joined Safeguard as a Director in 2022. She serves on the Audit, Compensation, and Nominating & Corporate Governance committees of Safeguard. Ms. Michelson is a private equity investor with more than two decades of experience building businesses globally. She is a Chartered Financial Analyst and has structured and deployed over $500 million of investment capital. Ms. Michelson has also served as the Chief Financial Officer and board member of Cartesian Growth Corporation II since 2021 and has been a Partner of Cartesian Capital Group since 2022. She was a member of the Management Team of Cartesian Growth Corporation I (NASDAQ:GLBL) from 2021 to January 2023. From 2006 to 2022, Ms. Michelson was Senior Managing Director of Cartesian Capital Group. From 1999 to 2006, she was Vice President at PH Capital/AIG Capital Partners. From 1996 to 1999, Ms. Michelson was an Associate at Wasserstein Perella Emerging Markets. Ms. Michelson’s other current board memberships include: Global Advisory Board, Columbia Business School Chazen Institute for Global Business, NorthStar Air & Space Inc., Thermal Management Solutions, Ltd., Brilia, S.A., Tiendamia (Xipron, Inc.), and Replications. Ms. Michelson’s prior board memberships include: redIT, Network Management Services, Public Mobile, BTS Torres BV, and AdSpace Networks. Ms. Michelson earned a B.A. with distinction from the University of Michigan, an MBA from Columbia Business School, and a Master of Internal Affairs from Columbia School of International and Public Affairs.

Eric C. Salzman, Chief Executive Officer. Mr. Salzman joined Safeguard as Chief Restructuring Officer in April 2020. Mr. Salzman began serving as the Chief Executive Officer in December 2020. Mr. Salzman has a 25-year track record partnering with growth companies as an investor, board member and strategic advisor. He has worked in M&A, restructuring, growth and special situations investing at a number of investment banks and private equity funds, including Credit Suisse and Lehman Brothers. Mr. Salzman helped oversee the monetization of a $2 billion portfolio of illiquid assets in the Lehman Brothers Bankruptcy Estate and subsequently advised several investment funds on value-maximization strategies for their respective portfolios. He currently serves as a director on a number of Safeguard portfolio companies as well as an independent director at publicly traded Leonardo DRS, Inc., Movella Holdings Inc. and 8x8, Inc. Mr. Salzman earned a B.A. Honors from the University of Michigan and an MBA from Harvard University.

Mark A. Herndon, Senior Vice President and Chief Financial Officer. Mr. Herndon joined Safeguard as Senior Vice President and Chief Financial Officer in September 2018. Prior to joining Safeguard, Mr. Herndon served in a variety of client service and national office roles at PricewaterhouseCoopers from 1991 to 2018, including his position as Assurance Partner from 2006 until 2018. Mr. Herndon earned a B.B.A in Accounting from Georgia Southern University and an MBA from Emory University’s Goizueta Business School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Safeguard common stock beneficially owned as of September 26, 2023 (unless otherwise indicated), by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, our directors, our named executive officers, and our directors and executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of September 26, 2023 through the vesting of outstanding equity awards are included. On September 26, 2023, there were 16,510,475 shares of common stock outstanding.

	Outstanding Shares Beneficially		Percent of Outstanding
Name	Owned		Shares (1)
Thomas A. Satterfield, Jr. 15 Colley Cove Drive Gulf Breeze, FL 32561	2,089,726		12.7%

Contrarian Capital Management, L.L.C. 411 West Putnam Avenue, Suite 425 Greenwich, CT 06830	1,199,204		7.3%

First Manhattan Co. 399 Park Avenue New York, NY 10022	1,194,142		7.2%

Yakira Partners, L.P., Yakira Enhanced Offshore Fund Ltd. and MAP 136 Segregated Portfolio 1555 Post Road East, Suite 202 Westport, CT 06880	1,153,745		7.0%

Ross D. DeMont	595,876	(2)	3.6%
Russell D. Glass	151,298		*
Joseph M. Manko, Jr.	345,356	(3)	2.1%
Beth S. Michelson	88,325		*
Eric C. Salzman	301,200		1.8%
Mark A. Herndon	57,469		*

Executive officers and directors as a group (6 persons)	1,539,524		9.3%

(1)	Unless otherwise indicated by footnote, each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse). The business address of each of our executive officers and directors is c/o Safeguard Scientifics, Inc., 150 N. Radnor Chester Rd., Suite F-200, Radnor, PA 19087. An * indicates ownership of less than 1% of the outstanding shares. Shareholding information for Contrarian Capital Management, L.L.C., First Manhattan Co., and Yakira Partners, L.P., Yakira Enhanced Offshore Fund Ltd. and MAP 136 Segregated Portfolio is based on information included in the Schedule 13G or Schedule 13G/A filed with the SEC by each such entity as of March 22, 2023. Shareholding information for Thomas A. Satterfield, Jr. is based on information included in the Form 4 filed with the SEC on August 17, 2023.

(2)	Mr. DeMont has sole voting and dispositive power over 252,154 shares directly held and may be deemed to be the beneficial owner of 12,000 shares held in a spousal IRA account, 30,000 shares held in a 401(k) account and 301,722 shares owned by Kenneth Rainin Foundation, which assets are managed by Mr. DeMont’s employer, Rainin Group. Mr. DeMont disclaims beneficial ownership of the shares held by Kenneth Rainin Foundation except to the extent of his pecuniary interest therein.

(3)	Mr. Manko has sole voting and dispositive power over 167,970 shares directly held and may be deemed to be the beneficial owner of 177,386 shares of common stock owned by Horton Capital Partners Fund, L.P. Mr. Manko disclaims beneficial ownership of the shares held by Horton Capital Partners Fund, L.P. except to the extent of his pecuniary interest therein.

Transactions and Arrangements Concerning Shares of Common Stock

Recent Securities Transactions. Based on our records and information provided to us by our directors, executive officers, and 10% shareholders, neither we nor any of our directors or executive officers, nor, to the best of our knowledge, any person controlling us or any executive officer or director of any such controlling entity or of our associates or our subsidiaries, has effected any transactions involving shares of our common stock during the 60 days prior to September 26, 2023, except as described below.

Pursuant to a restricted stock grant previously issued to Eric C. Salzman, certain shares of our common stock held by Mr. Salzman vested and were no longer subject to forfeiture as of August 15, 2023 and September 15, 2023. In connection with such vesting, Mr. Salzman disposed of 5,297 shares at a price $1.23 per share and 5,298 shares at a price of $1.134 per share on such dates, respectively, in connection with the tax withholdings related to such vesting.

Mr. Thomas A. Satterfield, Jr., a holder of 12.7% of our common stock, and its affiliates entered into a series of transactions on August 17, 2023 and August 18, 2023, as a result of which 294,000 shares were acquired in multiple transactions at prices ranging from $1.16 to $1.20, and 254,095 shares were sold in multiple transactions at prices ranging from $1.17 to $1.20.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2022 and 2021 and from our unaudited consolidated condensed interim financial statements as of and for the six months ended June 30, 2023 and 2022. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see the information set forth below under the captions “Where You Can Find More Information” and “Documents Incorporated By Reference.”

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Cash, cash equivalents, restricted cash and marketable securities	$15,112	$19,312
Ownership interests	—	860
Other current assets	1,615	1,251
Total current assets	16,727	21,423
Ownership interests in and advances	12,972	14,545
Other assets	1,383	1,724
Total Assets	$31,082	$37,692

Liabilities and Equity
Other current liabilities	$1,256	$1,817
Total current liabilities	1,256	1,817
Lease liability - non-current	1,013	1,249
Other long-term liabilities	50	50
Total equity	28,763	34,576
Total Liabilities and Equity	$31,082	$37,692

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended June 30 (unaudited)		Twelve Months Ended December 31
	2023	2022	2022	2021
Operating expenses	$2,371	$2,380	$4,775	$7,153
Operating loss	(2,371)	(2,380)	(4,775)	(7,153)
Other income (loss), net	(175)	(1,967)	(3,297)	22,035
Interest, net	523	246	794	276
Equity income (loss), net	(4,323)	(2,125)	(6,985)	11,846
Net income (loss) before income taxes	(6,346)	(6,226)	(14,263)	27,004
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(6,346)	$(6,226)	$(14,263)	$27,004
Net income (loss) per share:
Basic	$(0.39)	$(0.38)	$(0.87)	$1.36
Diluted	$(0.39)	$(0.38)	$(0.87)	$1.36
Weighted average shares used in computing income (loss) per share:
Basic	16,108	16,468	16,337	19,827
Diluted	16,108	16,468	16,337	19,827

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30 (unaudited)		Twelve Months Ended December 31
	2023	2022	2022	2021
Net cash used in operating activities	$(2,061)	$(2,099)	$(3,258)	$(8,152)
Net cash (used in) provided by investing activities	3,307	2,915	(4,662)	58,114
Net cash (used in) provided by Financing Activities	(331)	(2,215)	(3,488)	(40,799)
Net change in cash, cash equivalents and restricted cash	915	(7,229)	(11,408)	9,163
Cash, cash equivalents and restricted cash equivalents at beginning of period	13,356	24,764	24,764	15,601
Cash, cash equivalents and restricted cash equivalents at end of period	14,271	17,535	$13,356	$24,764

The Company’s book value per share as of June 30, 2023 was $1.75 per share.

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated condensed balance sheet as of June 30, 2023 and the unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2022 and for the six months ended June 30, 2023 show the pro forma effect of the Transaction (including the Stock Splits). The historical amounts as of and for the six months ended June 30, 2023 were derived from our unaudited consolidated condensed financial statements that were included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023. The historical amounts for the fiscal year ended December 31, 2022 were derived from our audited consolidated financial statements that were included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The pro forma information below gives effect to the Transaction (including the Stock Splits) based on non-recurring expenses incurred to effect the Transaction (including the Stock Splits). For the purpose of these unaudited pro forma condensed financial statements only, we are assuming that the Minimum Number is 75, which is the approximate midpoint within the proposed range of Stock Split Ratios, and that Stock Split Ratios to be determined by the Board will be 1-for-75, in the case of the Reverse Stock Split, and 75-for-1, in the case of the Forward Stock Split, which, based upon information as of September 26, 2023, would result in the purchase of 4,305 shares from our shareholders of record at a purchase price of $1.65 per pre-split share. As noted elsewhere in this proxy statement, subject to its compliance with Pennsylvania law and the federal proxy rules, the Board reserves the right to change the terms of the Stock Splits and the overall Transaction, including the Stock Split Ratios and the amount of the Cash Payment, to the extent it believes it is necessary or desirable in order to accomplish Safeguard’s goal of staying below 300 record holders. Pro forma adjustments to the pro forma consolidated condensed balance sheet are computed as if the Transaction (including the Stock Splits) had occurred at June 30, 2023, while the pro forma consolidated statements of operations are computed as if the Transaction (including the Stock Splits) had occurred at the beginning of the periods.

The pro forma information, which assumes, for illustrative purposes only, that the Stock Split Ratios determined by the Board is 1-for-75, in the case of the Reverse Stock Split, and 75-for-1, in the case of the Forward Stock Split, is not necessarily indicative of what Safeguard’s financial position or results of operations actually would have been if the Transaction (including the Stock Splits) had occurred as of the dates presented, or of Safeguard’s financial position or results of operations in the future.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, which are incorporated by reference in this proxy statement.

SAFEGUARD SCIENTIFICS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2023
	Historical	Pro Forma Adjustments		As Adjusted
Cash	$15,112	$(10	)(1)	$15,012
Ownership Interests	—			—
Other current assets	1,615			1,615
Total current assets	16,727	(10)		16,717
Ownership interests and advances	12,972			12,972
Other assets	1,383			1,383
Total Assets	$31,082	$(10)		31,072

Liabilities and Equity
Other current liabilities	1,256	1,152	(2)	2,408
Total current liabilities	1,256	1,152		2,408
Lease liability - non-current	1,013			1,013
Other long-term liabilities	50			50
Total equity	28,763	(1,162)		27,601
Total Liabilities and Equity	$31,082	$(10)		$31,072

(1)	Represents the impact on the June 30, 2023 historical balance sheet Safeguard estimates would have been used to effect the Transaction, including the estimated cash payout for fractional shares subject to the Reverse Stock Split.

(2)	Represents the recognition of liabilities associated with certain non-recurring costs, such as severance and transaction costs estimated to be paid in connection with the Transaction.

SAFEGUARD SCIENTIFICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR SIX MONTHS ENDED JUNE 30, 2023

(In thousands, except share and per share data)

(Unaudited)

	Six Months Ended June 30, 2023
	Historical	Pro Forma Adjustments		As Adjusted
Operating Expenses	$2,371	$(1,203	)(1)	$1,168
Operating Loss	(2,371)	1,203		(1,168)
Other income (loss), net	(175)			(175)
Interest, net	523			523
Equity income (loss), net	(4,323)			(4,323)
Net income (loss) before income taxes	(6,346)	1,203		(4,143)
Income tax benefit (expense)	—			—
Net income (loss) per share:	$(6,346)	$1,203		$(5,143)

Basic	$(0.39)			$(0.32)
Diluted	$(0.39)			$(0.32)

Weighted average shares used in computing income loss per share:
Basic	16,108	(6	)(2)	16,102
Diluted	16,108	(6	)(2)	16,102

(1)	Represents estimated cost savings, net, and a reduction in stock based compensation that would have been realized for the six-month period ended June 30, 2023 as a result of the Transaction.

(2)	Represents the reduction in shares of common stock issued and outstanding from the fractional share repurchases in connection with the Reverse Stock Split.

SAFEGUARD SCIENTIFICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2022

(In thousands, except share and per share data)

(Unaudited)

	Year Ended December 31, 2022
	Historical	Pro Forma Adjustments		As Adjusted
Operating Expenses	$4,775	$(2,306	)(1)	$2,469
Operating Loss	(4,775)	2,306		(2,469)
Other income (loss), net	(3,297)			(3,297)
Interest, net	794			794
Equity income (loss), net	(6,985)			(6,985)
Net income (loss) before income taxes	(14,263)	2,306		(11,957)
Income tax benefit (expense)	—			—
Net income (loss) per share:	$(14,263)	$2,306		$(11,957)

Basic	$(0.87)			$(0.73)
Diluted	$(0.87)			$(0.73)

Weighted average shares used in computing income loss per share:
Basic	16,337	(6	)(2)	16,331
Diluted	16,337	(6	)(2)	16,331

(1)	Represents estimated cost savings, net, and a reduction in stock based compensation that would have been realized for the year ended December 31, 2022 as a result of the Transaction.

(2)	Represents the reduction in shares of common stock issued and outstanding from the fractional share repurchases in connection with the Reverse Stock Split.

PROPOSAL ONE: REVERSE STOCK SPLIT PROPOSAL

We are asking our shareholders to adopt the articles of amendment to our articles of incorporation, attached hereto as Annex A, to effect the Reverse Stock Split of our common stock at a ratio not less than 1-for-50 and not greater than 1-for-100, with the exact Reverse Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Reverse Stock Split immediately following the public announcement of the Reverse Stock Split Ratio or to elect not to effect the Reverse Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction at any time (the “Reverse Stock Split Proposal”). For a summary of and detailed information regarding this proposal, see the information about the Stock Splits and the overall Transaction throughout this proxy statement.

This Proposal One is conditioned upon the approval of Proposal Two: Forward Stock Split Proposal. If we fail to obtain sufficient votes for this Reverse Stock Split Proposal or the Forward Stock Split Proposal, we may be prevented from effecting the overall Transaction and “going dark.” If the Forward Stock Split Proposal is not approved, this Reverse Stock Split Proposal will have no effect, even if approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL TWO: FORWARD STOCK SPLIT PROPOSAL

We are asking our shareholders to adopt the articles of amendment to our articles of incorporation, attached hereto as Annex B, to effect the Forward Stock Split of our common stock at a ratio not less than 50-for-1 and not greater than 100-for-1, with the exact Forward Stock Split Ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our shareholders and with our Board, in its sole discretion, able to effect the Forward Stock Split immediately following the public announcement of the Forward Stock Split Ratio or to elect not to effect the Forward Stock Split (whether or not authorized by the shareholders) or to abandon the Transaction at any time (the “Forward Stock Split Proposal”). For a summary of and detailed information regarding this proposal, see the information about the Stock Splits and the overall Transaction throughout this proxy statement.

This Proposal Two is conditioned upon the approval of Proposal One: Reverse Stock Split Proposal. If we fail to obtain sufficient votes for this Forward Stock Split Proposal or the Reverse Stock Split Proposal, we may be prevented from effecting the overall Transaction and “going dark.” If the Reverse Stock Split Proposal is not approved, this Forward Stock Split Proposal will have no effect, even if approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FORWARD STOCK SPLIT PROPOSAL.

PROPOSAL THREE: APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING TO THE EXTENT THERE ARE INSUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE REVERSE STOCK SPLIT PROPOSAL OR FORWARD STOCK SPLIT PROPOSAL

This Adjournment Proposal, if adopted, will allow the Board to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are insufficient votes to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal. The Board believes that, if the number of shares of our common stock voting in favor of any such proposal is insufficient to approve such proposal, it is in the best interests of the shareholders to enable Safeguard, for a limited period of time, to seek to obtain a sufficient number of additional votes in favor of such proposals.

In the Adjournment Proposal, Safeguard is asking its shareholders to vote in favor of granting discretionary authority to the holders of any proxy solicited by the Board, and each of them individually, to approve a motion to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. For the avoidance of doubt, any proxy authorizing the adjournment of the special meeting will also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the approval of the Reverse Stock Split Proposal or the Forward Stock Split Proposal.

If shareholders approve the Adjournment Proposal, Safeguard could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL

WHERE YOU CAN FIND MORE INFORMATION

Because the Stock Splits are part of a plan to effect the Transaction, the Stock Splits are a “going private” transaction subject to Rule 13e-3 of the Exchange Act. Safeguard has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Stock Splits and the Transaction. The Schedule 13E-3 contains additional information about Safeguard.

Safeguard is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Our SEC filings, including Schedule 13e-3, are available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any other subsequently filed document.

This proxy statement incorporates by reference the following documents that we have previously filed with the SEC, which contain important information about us and our financial condition:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 10, 2023 (“Form 10-K”);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the SEC on May 5, 2023 and August 11, 2023, respectively;

•	sections of our Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of shareholders incorporated by reference in our Form 10-K; and

•	our Current Reports on Form 8-K filed with the SEC on January 4, 2023, January 10, 2023, March 13, 2023, May 25, 2023 and October 5, 2023.

Without limiting the foregoing, this proxy statement incorporates by reference our financial statements that are contained in certain documents that we have previously filed with the SEC, as follows:

•	our audited consolidated balance sheets as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes to our financial statements, in each case that are contained in our Form 10-K; and

•	our unaudited consolidated condensed balance sheets as of June 30, 2023, the related consolidated condensed statements of operations, changes in shareholders’ equity, and cash flows for the six months ended June 30, 2023 and 2022, and the related notes to our financial statements, in each case that are contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Any shareholder of record as of the record date for the special meeting may obtain a copy of any document incorporated by reference into this proxy statement by written request addressed to our Corporate Secretary, at the following address: 150 N. Radnor Chester Rd., Suite F-200, Radnor, PA 19087. These documents also are available to the public electronically on the SEC's website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the Stock Splits, the overall Transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for consideration at Safeguard’s 2024 Annual meeting of Shareholders (the “Annual Meeting”) may do so by following the advance notice procedures set forth in our Third Amended and Restated Bylaws.

If the Transaction is not consummated and we remain a public company, any shareholder who desires to present a proposal for inclusion in the proxy statement for the Annual Meeting may also do so pursuant to procedures set forth in Rule 14a-8 of the Exchange Act.

BY ORDER OF THE BOARD OF DIRECTORS

G. Matthew Barnard, General Counsel and Corporate Secretary

[●], 2023

ANNEX A

ARTICLES OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION, AS AMENDED

In compliance with the requirements of the applicable provisions (relating to articles of amendment) of the Pennsylvania Business Corporation Law of 1988, as amended, the undersigned, desiring to amend its Second Amended and Restated Articles of Incorporation, as amended, hereby states that:

1.	The name of the Corporation is Safeguard Scientifics, Inc. (the “Corporation”).

2.	The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 150 N. Radnor Chester Road, Suite F-200, Radnor, PA.

3.	The Corporation was incorporated under the Pennsylvania Business Corporation Law of 1988.

4.	The date of the Corporation’s incorporation was September 11, 1953.

5.	The amendment shall be effective upon filing these Articles of Amendment in the Pennsylvania Department of State.

6.	The amendment was adopted by the Corporation by the Board of Directors and shareholders of the Corporation under 15 Pa.C.S. §§ 1912(a) and 1914(a).

7.	The amendment adopted by the Corporation is:

RESOLVED, that the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended (the “Amendment”) by amending and restating the first paragraph of Article Fifth in its entirety as follows:

5TH The Corporation shall be authorized to issue 84,333,333 shares of capital stock, which shall be divided into 83,333,333 shares of common stock, par value $0.10 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value of $0.10 per share (the “Preferred Stock”). As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Department of State, each [●]1 shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation (the “Reverse Stock Split”), provided that no fractional shares shall be issued to any holder of record of fewer than [●] shares of Common Stock of the Corporation immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash, without interest, equivalent to $1.65 per share of Common Stock of the Corporation held by such holder of record immediately prior to the time this Amendment becomes effective and that such record shareholder shall no longer have any further rights as a shareholder of the Corporation.”

Except as set forth in these Articles of Amendment, the Second Amended and Restated Articles of Incorporation, as amended, remain in full force and effect.

[1]	The Board of Directors will have the discretion to effect the Reverse Stock Split at a ratio of any whole number between not less than 1-for-50 and not greater than 1-for-100.

A-1

IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof on [●] day of [●], 2023.

SAFEGUARD SCIENTIFICS, INC.

By:
Name:
Title:

A-2

ANNEX B

ARTICLES OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION, AS AMENDED

In compliance with the requirements of the applicable provisions (relating to articles of amendment) of the Pennsylvania Business Corporation Law of 1988, as amended, the undersigned, desiring to amend its Second Amended and Restated Articles of Incorporation, as amended, hereby states that:

1.	The name of the Corporation is Safeguard Scientifics, Inc. (the “Corporation”).

2.	The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 150 N. Radnor Chester Road, Suite F-200, Radnor, PA.

3.	The Corporation was incorporated under the Pennsylvania Business Corporation Law of 1988.

4.	The date of the Corporation’s incorporation was September 11, 1953.

5.	The amendment shall be effective upon filing these Articles of Amendment in the Pennsylvania Department of State.

6.	The amendment was adopted by the Corporation by the Board of Directors and shareholders of the Corporation under 15 Pa.C.S. §§ 1912(a) and 1914(a).

7.	The amendment adopted by the Corporation is:

RESOLVED, that the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended (the “Amendment”) by amending and restating the first paragraph of Article Fifth in its entirety as follows:

5TH The Corporation shall be authorized to issue 84,333,333 shares of capital stock, which shall be divided into 83,333,333 shares of common stock, par value $0.10 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value of $0.10 per share (the “Preferred Stock”). As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Department of State (the “Effective Date”), each one (1) share of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any shareholder of record and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this Amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into [●]1 fully paid and nonassessable shares of Common Stock of the Corporation (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such [●]1 -for-1 ratio) (the “Forward Stock Split”), provided that no fractional shares shall be issued.”

Except as set forth in these Articles of Amendment, the Second Amended and Restated Articles of Incorporation, as amended, remain in full force and effect.

[1]	The Board of Directors will have the discretion to effect the Forward Stock Split at a ratio of any whole number between not less than 50-for-1 and not greater than 100 -for-1.

B-1

IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof on [●] day of [●], 2023.

SAFEGUARD SCIENTIFICS, INC.

By:
Name:
Title:

B-2

PROXY CARD

1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03VZ3B + + A Proposals — The Board recommends a vote FOR Proposals 1, 2 and 3. 3. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reverse Stock Split Proposal or the Forward Stock Split Proposal. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2023 Special Meeting Proxy Card B CUMULATIVE VOTING INSTRUCTIONS: Provide below any instructions with respect to how the undersigned’s shares should be cumulatively voted at the 2023 Special Meeting, including the number of shares of Common Stock to be voted for any particular Nominee and/or the name of any Nominee with respect to whom the undersigned is withholding authority to cumulate votes, as applicable. Unless indicated to the contrary in the space provided below, all cumulative votes of such shareholder will be distributed among the remaining Nominees at the discretion of the proxy holders named herein. If you have any questions regarding cumulative voting, please email us at ir@safeguard.com. 1. Adoption of the Articles of Amendment to the Company’s Second Amended and Restated Articles of Incorporation, as amended, to effect a reverse stock split (the “Reverse Stock Split”) of common stock at a ratio not less than 1-for-50 and not greater than 1-for-100 (the “Reverse Stock Split Proposal”). For Against Abstain For Against Abstain 2. Adoption of the Articles of Amendment to the Company’s Second Amended and Restated Articles of Incorporation, as amended, to effect, immediately after the Reverse Stock Split, a forward stock split of common stock, at a ratio not less than 50-for-1 and not greater than 100-for-1 (the “Forward Stock Split Proposal”). For Against Abstain 1234 5678 9012 345 MMMMMMMMM 590270 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMMMMMMM MMMMMMM If no electronic voting, delete QR code and control # Δ ≈ 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SFE-SPC or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SFE-SPC Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery; sign up at www.envisionreports.com/SFE-SPC Proxy — Safeguard Scientifics, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. D Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Computershare is the stock transfer agent and registrar for Safeguard Scientifics, Inc. Computershare provides you the flexibility to access information and process transactions using its toll-free shareholder services center, automated telephone support system and Internet capabilities. Contacting Computershare Please direct your inquiries and transaction requests to Computershare using the options listed below: Telephone inquiries: 1-800-736-3001 (U.S., Canada, Puerto Rico) 1-781-575-3100 (non U.S.) 1-800-952-9245 (TDD) E-mail inquiries: web.queries@computershare.com Written requests: First Class/Registered/Certified Mail: Computershare Investor Services PO BOX 505000 Louisville, KY 40233-5000 Investor Centre You also can manage your account online via Investor Centre, Computershare’s Web-based tool for shareholders. Here you can view your account details, update your account information and process various transactions. Registration is quick and easy. You can access The Investor Centre at www.computershare.com/investor. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAFEGUARD SCIENTIFICS, INC. No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. When you sign and return this proxy card, you • appoint Mark Herndon and G. Matthew Barnard (or either of them or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the Special Meeting on TBD and at any adjournments, postponements, continuations or reschedulings of that meeting and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present thereat; • authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended; and • revoke any previous proxies you may have signed, including any proxy previously given by telephone or internet. The undersigned acknowledges receipt of the Notice of the Special Meeting and proxy statement dated TBD. IF YOU SIGN AND RETURN THE PROXY BUT DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ITEMS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR CONTINUATIONS OF THE MEETING. UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. (sign and date below) The 2023 Special Meeting of Shareholders of Safeguard Scientifics, Inc. will be held on TBD at TBD a.m. virtually via the internet at meetnow.global/MF922F5. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the front of this form.